                                                                    Exhibit 10.1

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                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                            TECUMSEH PRODUCTS COMPANY

                                       AND

                        SNOWSTORM ACQUISITION CORPORATION

                                OCTOBER 22, 2007

================================================================================

                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND INTERPRETATIONS..................................    1
   Section 1.1   Definitions...............................................    1
   Section 1.2   Interpretations...........................................   11

ARTICLE II PURCHASE AND SALE...............................................   12
   Section 2.1   Purchase and Sale of Target Companies.....................   12
   Section 2.2   Intercompany Accounts Receivable and Accounts Payable.....   12
   Section 2.3   Purchase Price............................................   12
   Section 2.4   Closing...................................................   12
   Section 2.5   Deliveries at Closing.....................................   13
   Section 2.6   Working Capital Adjustment................................   14
   Section 2.7   Allocation................................................   16

ARTICLE III SELLER'S REPRESENTATIONS AND WARRANTIES........................   16
   Section 3.1   Organization; Good Standing...............................   16
   Section 3.2   Authorization of Transaction..............................   16
   Section 3.3   Noncontravention..........................................   17
   Section 3.4   Title to Target Shares....................................   17
   Section 3.5   Capitalization............................................   17
   Section 3.6   Financial Statements; Undisclosed Liabilities.............   18
   Section 3.7   Assets....................................................   18
   Section 3.8   Subsequent Events.........................................   18
   Section 3.9   Material Contracts........................................   19
   Section 3.10  Intellectual Property.....................................   20
   Section 3.11  Real Property.............................................   21
   Section 3.12  Tax Matters...............................................   22
   Section 3.13  Legal Compliance; Permits.................................   23
   Section 3.14  Litigation................................................   23
   Section 3.15  Product Warranty..........................................   24
   Section 3.16  Product Liability.........................................   24
   Section 3.17  Customers and Suppliers...................................   24
   Section 3.18  Environmental, Health and/or Safety Matters...............   24
   Section 3.19  Labor and Employment Matters..............................   25
   Section 3.20  Employees Benefit Plans...................................   25
   Section 3.21  Brokers' Fees.............................................   28
   Section 3.22  Transactions With Affiliates..............................   28
   Section 3.23  Insurance.................................................   28
   Section 3.24  Accounts Receivable.......................................   28
   Section 3.25  Inventory.................................................   28
   Section 3.26  Disclaimer of Other Representations and Warranties........   28

ARTICLE IV BUYER'S REPRESENTATIONS AND WARRANTIES..........................   29
   Section 4.1   Organization of Buyer.....................................   29
   Section 4.2   Authorization of Transaction..............................   29

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
   Section 4.3   Noncontravention..........................................   29
   Section 4.4   Litigation................................................   29
   Section 4.5   Brokers' Fees.............................................   30
   Section 4.6   Sufficient Funds..........................................   30
   Section 4.7   Investment................................................   30
   Section 4.8   Guaranty..................................................   30
   Section 4.9   Disclaimer of Other Representations and Warranties........   30

ARTICLE V PRE-CLOSING COVENANTS............................................   30
   Section 5.1   Efforts; Cooperation......................................   30
   Section 5.2   Preservation of Business..................................   31
   Section 5.3   Operation of Business.....................................   31
   Section 5.4   Notice of Developments....................................   31
   Section 5.5   Notice of Supplemental Disclosure.........................   32
   Section 5.6   No Alternative Proposals..................................   32
   Section 5.7   Access....................................................   32
   Section 5.8   Press Releases and Public Announcements...................   33
   Section 5.9   Pre-Closing Asset Transfers...............................   33
   Section 5.10  Pre-Closing Employment Transfers..........................   33
   Section 5.11  Credit Support Requirements...............................   33

ARTICLE VI OTHER COVENANTS.................................................   34
   Section 6.1   Cooperation...............................................   34
   Section 6.2   Further Assurances........................................   34
   Section 6.3   Payments; Transition Services; Run-Off....................   34
   Section 6.4   Use of Name...............................................   35
   Section 6.5   Access; Enforcement; Litigation Support...................   35
   Section 6.6   Non-Competition...........................................   36
   Section 6.7   Non-Solicitation of Employees.............................   36
   Section 6.8   Covered Employees.........................................   37
   Section 6.9   Transfer Taxes............................................   38
   Section 6.10  Tax Matters...............................................   39
   Section 6.11  Insurance.................................................   40
   Section 6.12  Bulk Transfer Laws........................................   40
   Section 6.13  Acknowledgements..........................................   40

ARTICLE VII CONDITIONS TO OBLIGATION TO CLOSE..............................   40
   Section 7.1   Conditions to Buyer's Obligations.........................   40
   Section 7.2   Conditions to Seller's Obligations........................   41
   Section 7.3   No Frustration of Closing Conditions......................   42

ARTICLE VIII INDEMNIFICATION...............................................   42
   Section 8.1   Survival of Representations and Warranties................   42
   Section 8.2   Indemnification Provisions for Buyer's Benefit............   42
   Section 8.3   Indemnification Provisions for Seller's Benefit...........   43
   Section 8.4   Matters Involving Third Parties...........................   44
   Section 8.5   Limitation on Indemnification; Calculation of Damages.....   45

   Section 8.6   Claims and Payment; Treatment of Payments.................   47
   Section 8.7   Exclusive Remedy..........................................   47

ARTICLE IX TERMINATION.....................................................   47
   Section 9.1   Termination of Agreement..................................   47
   Section 9.2   Effect of Termination.....................................   48

ARTICLE X MISCELLANEOUS....................................................   49
   Section 10.1  Expenses..................................................   49
   Section 10.2  Entire Agreement..........................................   49
   Section 10.3  Incorporation of Annexes, Exhibits and Disclosure
                    Schedules..............................................   49
   Section 10.4  Amendments and Waivers....................................   49
   Section 10.5  Succession and Assignment.................................   49
   Section 10.6  Notices...................................................   50
   Section 10.7  Governing Law.............................................   51
   Section 10.8  Submission to Jurisdiction; Service of Process............   51
   Section 10.9  Waivers of Jury Trial.....................................   51
   Section 10.10 Specific Performance......................................   51
   Section 10.11 Severability..............................................   51
   Section 10.12 No Third Party Beneficiaries..............................   52
   Section 10.13 Mutual Drafting...........................................   52
   Section 10.14 Disclosure Schedule.......................................   52
   Section 10.15 Headings; Table of Contents...............................   52
   Section 10.16 Counterparts; Facsimile Signatures........................   52

Exhibit A - Form of License Agreement
Exhibit B - Form of Transition Services Agreement
Exhibit C - Form of IP Assignment Agreement

Annex A - Accounting Principles
Annex B - Business Financial Statements

Disclosure Schedule

                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of October 22, 2007, by and between TECUMSEH PRODUCTS COMPANY, a corporation formed under the laws of the State of Michigan ("Seller"), and SNOWSTORM ACQUISITION CORPORATION, a corporation formed under the laws of the State of Delaware ("Buyer"). Seller and Buyer are referred to collectively herein as the "Parties".

                                   WITNESSETH:

     WHEREAS, Seller directly owns all of the issued and outstanding capital stock of Tecumseh Power Company, a corporation formed under the laws of the State of Delaware ("Power"), and Motoco a.s., a corporation formed under the laws of the Czech Republic ("Motoco" and together with Power, the "Target Companies"), and Power directly owns all of the issued and outstanding capital stock of Tecumseh Power International Limited, a corporation formed under the laws of the United Kingdom ("Power UK" and together with the Target Companies, each a "Company" and collectively the "Companies");

     WHEREAS, Seller operates a small engine and transmission manufacturing, assembly and marketing business that manufactures, assembles and/or markets engines, transmissions and carburetors for snow, lawn and garden, generator and tractor applications through the Companies (the "Business");

     WHEREAS, Seller wishes to sell, and Buyer wishes to buy, the outstanding capital stock of the Target Companies on the terms and subject to the conditions set forth herein; and

     WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Seller to enter into this Agreement, Buyer has delivered to Seller the Guaranty (the "Guaranty") of Platinum Equity Capital Partners, L.P., an affiliate of Buyer (the "Investor"), dated as of the date hereof, pursuant to which the Investor has guaranteed to Seller the performance of Buyer's obligations hereunder on the terms and subject to the conditions set forth therein.

     NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATIONS

     Section 1.1 Definitions. For purposes of this Agreement:

     "Accounting Principles" means the consistently applied accounting methods, principles and calculations of the Companies pursuant to which the Financial Statements were prepared, which are set forth in Annex A hereto, and include GAAP. A specific method, principle or calculation specified in Annex A hereto is intended to be applied in a consistent manner (to the extent applicable) in accordance with such specific method, principle or calculation as has been used by the Companies in the preparation of the Financial Statements. For purposes of any application of GAAP hereunder with the other Accounting Principles, where there shall be any inconsistency between any specific Accounting Principles set forth in Annex A hereto and GAAP, such specific Accounting Principles shall control and GAAP shall be applied on a basis consistent with those specific Accounting Principles.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

     "Agreement" has the meaning set forth in the preamble.

     "Alternative Proposal" means a proposal or offer from any Person (other than Buyer or any of its Affiliates or Representatives) for the acquisition of the Target Shares or all or any material part of the Business; provided, however, that, notwithstanding anything to the contrary contained herein, a proposal or offer from any Person relating to the direct or indirect acquisition of the stock, assets or businesses of Seller or any of its businesses other than the Business shall not constitute an Alternative Proposal so long as the transactions contemplated thereby would not expressly be conditioned on the termination of this Agreement and the obligations of Seller hereunder would continue or be assumed by the Person making such proposal or offer upon consummation of the transactions contemplated thereby.

     "Approved Absence" means an approved leave of absence (including active military service), short term and long term disability (including employees on workers' compensation).

     "Basket" has the meaning set forth in Section 8.5(a).

     "Business" has the meaning set forth in the recitals.

     "Business Day" means any day other than a Saturday, a Sunday or a day on which banks located in New York, New York shall be authorized or required by law to close.

     "Buyer" has the meaning set forth in the preamble.

     "Buyer DC Plan" has the meaning set forth in Section 6.8(e).

     "Buyer Indemnified Party" has the meaning set forth in Section 8.2.

     "Call Period" means the period from the date hereof until the earlier to occur of (x) the eleventh (11th) Business Day following the date hereof or (y) the first day on which the Investor shall have received the proceeds of all capital calls made to consummate the transactions contemplated hereby.

     "Cash" means cash, cash equivalents and liquid investments, net of any outstanding checks or drafts written against such amounts.

     "Closing" has the meaning set forth in Section 2.4.

     "Closing Date" has the meaning set forth in Section 2.4.

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     "Code" means the Internal Revenue Code of 1986.

     "Companies" has the meaning set forth in the recitals.

     "Company Plan" has the meaning set forth in Section 3.20(a).

     "Conclusive Net Working Capital Statement" has the meaning set forth in
Section 2.6(b).

     "Confidentiality Agreement" means the letter agreement, dated as of June 19, 2007, by and between Seller and Platinum Equity Advisors, LLC, an affiliate of Buyer, regarding the terms and conditions on which Seller would make available certain information to Platinum Equity Advisors, LLC.

     "Contamination" has the meaning set forth in the definition of Environmental Liabilities.

     "Contract" means any binding agreement, contract, lease, sublease, indenture, mortgage, instrument, guaranty, loan or credit agreement, note, bond, customer order, purchase order, franchise, dealer and distributorship agreement, supply agreement, development agreement, joint venture agreement, promotion agreement, partnership agreement or other binding arrangement, understanding or commitment, whether written or oral.

     "Continuing Intercompany Accounts" has the meaning set forth in Section 2.2(b).

     "Covered Employee" means any officer or employee of the Companies (including officers or employees on leave of absence), excluding all employees who are subject to the Pre-Closing Employment Transfers. For the avoidance of doubt, James J. Bonsall shall not be deemed a Covered Employee for purposes of this Agreement.

     "Credit Support Requirements" means standby letters of credit, guarantees, indemnity bonds, performance bonds, bid bonds, and any other financial commitment or credit support instruments issued by third parties, Seller or any of Seller's Subsidiaries other than a Company on behalf of Seller, any Company or any of Seller's other Subsidiaries regarding the Business.

     "Czech Facility" means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights appurtenant thereto, located at Krizikova 1, 370 01 Ceske Budejovice, Czech Republic.

     "Damages" has the meaning set forth in Section 8.2.

     "Decree" means any judgment, decree, ruling, injunction, assessment, attachment, undertaking, award, charge, writ, executive order, administrative order or any other order of any Governmental Entity.

     "Disclosure Schedule" has the meaning set forth in Article III.

     "Disclosure Supplement" has the meaning set forth in Section 5.5.

     "Disputed Item" has the meaning set forth in Section 2.6(b).

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     "Disregarded Intercompany Accounts" has the meaning set forth in Section
2.2(a).

     "Dunlap Facility" means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights appurtenant thereto, located at 510 Tram Trail Road, Dunlap, Tennessee.

     "Effective Time" has the meaning set forth in Section 2.4.

     "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) and any other employee benefit plan, program or arrangement of any kind, whether or not subject to ERISA.

     "Environmental, Health and/or Safety Requirements" means, as enacted and in effect on or prior to the Closing Date, all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders, determinations, directives or permit requirements, all contractual obligations, and all common law concerning public health and safety, worker health and safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Materials.

     "Environmental Liabilities" means, with respect to or relating to any facility, any claim or Liability (contingent or otherwise) of any kind or nature or the duty to indemnify, defend or reimburse any Person with respect to: (i) the presence at any time of any Hazardous Materials prior to, on or following the Closing Date in the soil, groundwater, surface water, air or building materials of such facility ("Contamination"); (ii) the migration at any time prior to, on or after the Closing Date of Contamination to any other real property, or the soil, groundwater, surface water, air or building materials thereof; (iii) any activity involving Hazardous Materials conducted on such facility at any time prior to, on or following the Closing Date; (iv) the exposure of any Person to Hazardous Materials in the course of or as a consequence of any activity involving Hazardous Materials conducted on such facility at any time prior to, on or following the Closing Date or to Contamination, without regard to whether any health effect of the exposure has been manifested as of the Closing Date; (v) the violation of any Environmental, Health and/or Safety Requirements in connection with the operations of any business at such facility at any time prior to, on or following the Closing Date; or (vi) any actions or proceedings brought or threatened by any third party with respect to any of the foregoing.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "ERISA Affiliate" means any entity that is treated as a single employer with any Company pursuant to Code Section 414(b) or 414(c) or ERISA Section 4001(a)(15).

     "Exchange Act" means the Securities Exchange Act of 1934.

     "Financial Statements" has the meaning set forth in Section 3.6(a).

     "Former Facilities" means all land, together with all buildings, structures, improvements and fixtures located thereon, and owned or leased by Seller or any of its Subsidiaries with respect to the Business other than the Present Facilities. For avoidance of doubt, the Grafton Facility and the New Holstein Facility shall be deemed Former Facilities.

     "GAAP" means United States generally accepted accounting principles.

     "Grafton Facility" means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights appurtenant thereto, located at 900 North Street, Grafton, Wisconsin.

     "Grafton Settlement Agreement" has the meaning set forth in Section 5.10.

     "Grafton Union Contract" has the meaning set forth in Section 5.10.

     "Governmental Entity" means any federal, state, local or foreign governmental or regulatory authority, agency, commission, court, body or other governmental entity.

     "Guaranty" has the meaning set forth in the recitals.

     "Hazardous Materials" means any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

     "HMO" has the meaning set forth in Section 3.20(a)(vii).

     "Horsepower Litigation" means the litigation titled as Ronnie Phillips et al. v. Sears Roebuck Corporation et. al., No.04-L-334 (20th Judicial Circuit, St. Clair County, IL).

     "Indebtedness" means, as of any date of determination, without duplication,
(a) the principal amount of all indebtedness of a Company for borrowed money as of such date and any unpaid interest thereon as of such date, (b) the principal amount of any other indebtedness of a Company as of such date which is evidenced by a note, bond, letter of credit, debenture or similar instrument and any unpaid interest thereon as of such date, (c) all capital lease obligations of a Company as of such date, in each case determined in accordance with GAAP, and
(d) pension or other similar post-retirement liabilities.

     "Indemnified Party" has the meaning set forth in Section 8.4(a).

     "Indemnifying Party" has the meaning set forth in Section 8.4(a).

     "Initial Purchase Price" has the meaning set forth in Section 2.3.

     "Intellectual Property" means (a) all patents and patent applications, together with all reissuances, continuations, continuations-in-part, extensions and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, slogans, trade names and Internet domain names, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith; (d) all trade secrets, including inventions, know-how, formulas, compositions, methods, manufacturing and production processes and techniques and technology, whether or not patentable; and (e) all computer software.

     "Inventory" shall mean the inventory (including raw materials, work in process and finished goods) of the Companies.

     "Investor" has the meaning set forth in the recitals.

     "IP Assignment Agreement" has the meaning set forth in Section 2.5(a)(iv).

     "IRS" means the Internal Revenue Service.

     "Knowledge" of a Person (and other words of similar import) means the actual knowledge, after reasonable inquiry, of (i) with respect to Seller, James
J. Bonsall, Randy Butler, Thomas Drainville, Daryl P. McDonald, James S. Nicholson, Michael Taylor, Earl Johnson or Gregg Neumeyer, and (ii) with respect to Buyer, any executive officer or division manager of Buyer.

     "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property that is leased by any of the Companies.

     "Leases" means all leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which any of the Companies holds any Leased Real Property.

     "Liability" means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

     "License Agreement" has the meaning set forth in Section 2.5(a)(ii).

     "Lien" means any mortgage, pledge, lien, encumbrance, charge, security interest, option, right of first refusal, easement, mortgage, license to third party, security agreement or other encumbrance or restriction on the use or transfer of any property.

     "Litigation" means any action, cause of action, suit, claim, investigation, audit, demand, hearing or proceeding, whether civil, criminal, administrative or arbitral by or before any Governmental Entity.

     "Material Adverse Effect" means, when used with respect to a Person or the Business, any effect or change that individually or in the aggregate (i) would be, or would reasonably be likely to be, materially adverse to the business, assets, financial condition, operating results or operations of the Person and its Subsidiaries (taken as a whole) or the Business as presently conducted, as appropriate; provided, however, that no effects or changes arising or related to any of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect when used with respect to the Business or the Companies: (a) general business or economic conditions in North

America or Europe; (b) general business or economic conditions affecting the industry in which such Person or the Business, as appropriate, operates; (c) national or international political or social conditions, including the engagement by any country in North America or Europe in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack in any country in North America or Europe, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of any country in North America or Europe; (d) financial, banking, credit, currency or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index); (e) changes in law or in United States of America generally accepted accounting principles, except to the extent that, in the case of (a), (b), (c) or (e), such Person or the Business, as appropriate, is disproportionately affected thereby; (f) any action contemplated by this Agreement or any other Related Agreement; (g) the announcement or pendancy of this Agreement, (h) any failure of either Party hereto to provide its consent to the taking of any action otherwise provided hereunder, (i) any commodity prices or (j) the operational performance of the Business in September 2007 and through the Closing as reflected in any financial statements covering any such period to the extent impacted from the reasons, changes or effects disclosed to Buyer on or before the date hereof and set forth in Section 3.8 of the Disclosure Schedule, including any differences in revenue, costs or earnings for such month or period when compared against any forecasts for such month or period or historical operational results for any period, or (ii) would, or would be reasonably likely to, materially adversely affect the ability of such Person to consummate the transactions contemplated by this Agreement or the other Related Agreements on a timely basis.

     "Material Contact" has the meaning set forth in Section 3.9.

     "Most Recent Balance Sheet" means the balance sheet for the Most Recent Fiscal Month End.

     "Most Recent Financial Statements" has the meaning set forth in Section 3.6(a).

     "Most Recent Fiscal Month End" has the meaning set forth in Section 3.6(a).

     "Most Recent Fiscal Year End" has the meaning set forth in Section 3.6(a).

     "Motoco" has the meaning set forth in the recitals.

     "Net Working Capital" means (i) the (A) trade accounts receivable plus inventories of the Business plus (B) unrestricted Cash of the Business (including Cash in the United Kingdom and the Czech Republic) not distributed or paid pursuant to the third sentence of Section 5.3, less (C) trade accounts payable of the Business as determined in accordance with the Accounting Principles, which have been used in preparing the illustrative determination of the Net Working Capital included in Part B of Annex A hereto, minus (ii) the amount of Indebtedness (to the extent not already included in clause (i)(B) above). Notwithstanding anything to the contrary, all Disregarded Intercompany Accounts shall be disregarded and all Continuing Intercompany Accounts shall be included for purposes of determining the Net Working Capital.

     "Neutral Arbitrator" has the meaning set forth in Section 2.6(b).

     "New Holstein Facility" means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights appurtenant thereto, located at 1604 Michigan Avenue, New Holstein, Wisconsin.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice of the Business.

     "Outside Date" has the meaning set forth in Section 9.1(c)(i).

     "Owned Real Property" means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any of the Companies.

     "Party" has the meaning set forth in the preamble.

     "PBGC" has the meaning set forth in Section 3.20(a)(iv).

     "Permitted Lien" means (a) Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings (excluding Liens arising under ERISA or Code Section 412); (b) mechanic's, workmen's, repairmen's, warehousemen's, carrier's or other similar Liens, including all statutory liens, arising or incurred in the Ordinary Course of Business if the obligations secured thereby are not past due or are being contested in good faith; (c) with respect to leased or licensed personal property, the terms and conditions of the lease or license applicable thereto; (d) with respect to real property, zoning, building codes and other land use laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the Business, except where any such violation would not reasonably be expected to individually or in the aggregate materially impair the use or operation of the affected property or the conduct of the Business thereon as it is currently being conducted; (e) easements, covenants, conditions, restrictions and other similar matters affecting title to real property and other encroachments and title and survey defects that do not or would not materially impair the use or occupancy of such real property in the operation of the Business taken as a whole; and (f) other Liens, none of which, individually or in the aggregate, materially impairs the use or operations of the affected asset or the conduct of the Business therewith as it is currently being used and conducted.

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity, including any Governmental Entity or any group of any of the foregoing or the media.

     "Post-Closing Net Working Capital Statement" has the meaning set forth in
Section 2.6(a).

     "Power" has the meaning set forth in the recitals.

     "Power UK" has the meaning set forth in the recitals.

     "Pre-Closing Asset Transfers" has the meaning set forth in Section 5.9.

     "Pre-Closing Employment Transfers" has the meaning set forth in Section
5.10.

     "Pre-Closing Tax Period" has the meaning set forth in Section 6.10(c).

     "Present Facilities" means the Czech Facility, the Dunlap Facility, the Salem Facility and the UK Facility.

     "Purchase Price" has the meaning set forth in Section 2.3.

     "Related Agreements" means this Agreement, the License Agreement, the IP Assignment Agreement, the Transition Services Agreement and all other Contracts, schedules, certificates or other documents being delivered pursuant to or in connection with this Agreement, the License Agreement, the IP Assignment Agreement or the Transition Services Agreement.

     "Representative" of a Person means the Person's controlled Affiliates and the officers, directors, managers, employees, advisors, representatives (including its legal counsel, financial advisors and accountants) and agents of the Person and/or its controlled Affiliates.

     "Resolution Period" has the meaning set forth in Section 2.6(b).

     "Response Action" has the meaning set forth in Section 8.5(l).

     "Retained Plans" has the meaning set forth in Section 6.8(h).

     "Salem Facility" means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights appurtenant thereto, located at 1555 S. Jackson Street, Salem, Indiana.

     "Securities Act" means the Securities Act of 1933.

     "Seller" has the meaning set forth in the preamble.

     "Seller Indemnified Party" has the meaning set forth in Section 8.3.

     "Seller Marks" has the meaning set forth in Section 6.4(a).

     "Seller Plan" means any material Employee Benefit Plan that Seller or any of its Subsidiaries other than the Companies maintains or to which Seller or any of its Subsidiaries other than the Companies contributes or has any obligation to contribute and each retention, incentive, change in control, profit sharing, deferred compensation, savings or pension plan sponsored by any of Seller or any of its Subsidiaries other than the Companies or to which Seller or any of its Subsidiaries other than the Companies is a party, in each case with respect to the Covered Employees. For the sake of clarity, no Company Plan shall be considered to be a Seller Plan.

     "Sourced Engines Product Warranty Damages" has the meaning set forth in
Section 8.2(g).

     "Sourced Engines Special Basket" has the meaning set forth in Section
8.5(b).

     "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which, directly or indirectly, (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).

     "Target Net Working Capital Amount" has the meaning set forth in Section 2.6(c).

     "Target Companies" has the meaning set forth in the recitals.

     "Target Shares" means all of the issued and outstanding shares of capital stock of each of the Target Companies.

     "Tax" or "Taxes" means (i) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, (ii) any interest, penalty or addition with respect to any item in clause (i), whether disputed or not, (iii) any successor or transferee liability in respect of any items described in clauses (i) and/or (ii) under Treasury Regulation 1502-6 (or any similar provision of state, local or foreign law); and (iv) any amounts payable under any tax sharing agreement or contractual arrangements.

     "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Third Party Claim" has the meaning set forth in Section 8.4(a).

     "Transfer Tax" has the meaning set forth in Section 6.10.

     "Transferred Plan" means, to the extent set forth in Section 6.8(g) of the Disclosure Schedule if required to be set forth thereon (as it relates to the materiality thereof), any Company Plan sponsored or maintained by the Companies or which will be assumed hereunder by Buyer (including pursuant to Section 6.8(f)) as a result of the transactions contemplated hereby.

     "Transition Services Agreement" has the meaning set forth in Section 2.5(a)(iii).

     "TMT" means TMT Motoco do Brazil Ltda., a corporation incorporated under the laws of Brazil and a Subsidiary of Seller.

     "UK Facility" means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights appurtenant thereto, located at 152-154 Commercial Road, Staines, Middlesex, United Kingdom.

     "WARN Act" has the meaning set forth in Section 3.19.

     Section 1.2 Interpretations. Unless otherwise indicated herein to the contrary:

          (a) When a reference is made in this Agreement to an Article, Section, Annex, Exhibit, Schedule, clause or subclause, such reference shall be to an Article, Section, Annex, Exhibit, Schedule, clause or subclause of this Agreement.

          (b) The words "include," "includes" or "including" and other words or phrases of similar import, when used in this Agreement, shall be deemed to be followed by the words "without limitation."

          (c) The words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

          (d) The word "if" and other words of similar import shall be deemed in each case to be followed by the phrase "and only if."

          (e) The use of "or" herein is not intended to be exclusive.

          (f) Unless the context otherwise requires, the phrase "relating to the Business" and other phrases of similar import will be deemed to mean "primarily relating to the operation of the Business."

          (g) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

          (h) All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

          (i) Any reference herein to law or to a legal requirement (or, with respect to any statute, ordinance, code, rule or regulation, any provision thereof) shall be deemed to include reference to all laws and or to such legal requirement and any legal requirement promulgated thereunder (or provision thereof, as applicable), including any successor thereto, respectively, as may be amended from time to time.

          (j) References herein to a Person are also to its permitted successors and assigns. Any reference herein to a Governmental Entity shall be deemed to include reference to any successor thereto.

          (k) Any reference herein to "Dollars" or "$" shall mean United States dollars.

          (l) References in this Agreement to materials or information "furnished to Buyer" and other phrases of similar import include all materials or information made available to Buyer or its Representatives in the data room prepared by Seller or provided to Buyer or its Representatives, including in response to requests for materials or information.

                                   ARTICLE II
                                PURCHASE AND SALE

     Section 2.1 Purchase and Sale of Target Companies. On the terms and subject to the conditions of this Agreement, Buyer will purchase from Seller, and Seller agrees to sell, transfer, assign, convey and deliver to Buyer at the Closing all of the Target Shares free and clear of all Liens for the consideration specified in this Article II.

     Section 2.2 Intercompany Accounts Receivable and Accounts Payable.

          (a) All intercompany accounts receivable, intercompany accounts payable and other obligations due and owing between any of Seller or any of its Affiliates (other than the Companies), on the one hand, and any Company, on the other hand, other than the Continuing Intercompany Accounts (collectively, the "Disregarded Intercompany Accounts"), shall be cancelled or otherwise disregarded in perpetuity in a manner that does not give rise to any adverse Tax consequences to any Company or to Buyer (including any cancellation of debt income) beginning immediately prior to the Closing.

          (b) All intercompany accounts receivable, intercompany accounts payable and other obligations due and owing between any of Seller or any of its Affiliates (other than the Companies), on the one hand, and any Company, on the other hand, of the kind described on Section 2.2 of the Disclosure Schedule (collectively, the "Continuing Intercompany Accounts") shall remain unaffected by the Closing and shall remain in effect thereafter. Buyer shall, or shall cause the Companies to, remit payment of the full amount of the payables portion of all Continuing Intercompany Accounts to Seller, and Seller shall remit payment of the full amount of the receivables portion of all Continuing Intercompany Accounts to the Companies, in either case within ninety (90) calendar days following the Closing.

     Section 2.3 Purchase Price. Buyer agrees to pay to Seller at the Closing an amount equal to Fifty-One Million United States Dollars ($51,000,000) (the "Initial Purchase Price" and as further adjusted by the payment contemplated by
Section 2.6(c), if any, the "Purchase Price"), by wire transfer or other immediately available funds to an account or accounts designated by Seller prior to the Closing Date.

     Section 2.4 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at offices of Kirkland & Ellis LLP located at 153 East 53rd Street, New York, New York (or such other location as shall be mutually agreed upon by Seller and Buyer) commencing at 10:00 a.m. local time on a date (the "Closing Date") that is no later than the second (2nd) Business Day following the date on which all conditions to the obligations of Seller and Buyer to consummate the transactions contemplated hereby set forth in Article VII (other than conditions with respect to actions Seller and/or Buyer will take at the Closing itself, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived, or on such other date as shall be mutually agreed upon by Seller and Buyer prior thereto; provided, however, that, without Buyer's consent otherwise, if the Call Period has not ended at the time of such satisfaction or waiver of such conditions, the Closing shall occur on the first (1st) Business Day following the Call Period (subject in each case to the satisfaction or waiver of the conditions to the obligations of Seller and Buyer to consummate the transactions contemplated hereby set forth in Article VII) or, if such conditions are not so satisfied or waived as of such date, as otherwise determined pursuant to this sentence without giving effect to this proviso. The Closing of the transactions contemplated hereby shall be deemed to have occurred at 11:59 p.m. (Central time) on the Closing Date (the "Effective Time").

     Section 2.5 Deliveries at Closing.

          (a) At the Closing, Seller will deliver to Buyer the following duly executed documents and other items:

               (i) certificates representing all of the Target Shares, duly endorsed or accompanied by stock transfer powers;

               (ii) a Trademark License and Coexistence Agreement substantially in the form of Exhibit A hereto (the "License Agreement");

               (iii) a Transition Services Agreement substantially in the form of Exhibit B hereto (the "Transition Services Agreement");

               (iv) an Intellectual Property Assignment and License Agreement substantially in the form of Exhibit C hereto (the "IP Assignment Agreement");

               (v) a certificate to the effect that each of the conditions specified in Section 7.1(a) and Section 7.1(b) is satisfied;

               (vi) a copy of Seller's and each Company's certificate of incorporation or other similar organizational document certified as of a date on or within 15 calendar days before the Closing Date by the Secretary of State of the State of Michigan or a similar Governmental Entity (provided, however, that no such certified organizational document shall be required with respect to Motoco and Power UK);

               (vii) a copy of a certificate of good standing of Seller and each Company issued as of a date on or within 15 calendar days before the Closing Date by the Secretary of State of the State of Michigan or a similar Governmental Entity (provided, however, that no such certificate shall be required with respect to Motoco and Power UK);

               (viii) a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the Code, stating that Seller is not a "foreign person" as defined in Section 1445 of the Code;

               (ix) the resignation, effective as of the Closing, of each director (other than, at the election of Buyer, of Motoco) or person holding a similar position on the equivalent governing body and each officer of each Company (but only as to such position and without limiting Section 6.8); provided that such resignation does not result in any severance obligation;

               (x) evidence of the receipt of all third party consents or sublicenses from third parties and notices to or from third parties that are required to be delivered or obtained pursuant to Section 7.1(c) and delivered by Seller; and

               (xi) an acknowledgement of the receipt of the Initial Purchase Price.

          (b) At the Closing, Buyer will deliver to Seller the following duly executed documents and other items:

               (i) the License Agreement;

               (ii) the Transition Services Agreement;

               (iii) the IP Assignment Agreement;

               (iv) a certificate to the effect that each of the conditions specified in Section 7.2(a) and Section 7.2(b) are satisfied;

               (v) a copy of Buyer's certificate of incorporation certified as of a date on or within 15 calendar days before the Closing Date by the Secretary of State of the State of Delaware;

               (vi) a copy of a certificate of good standing of Buyer issued as of a date on or within 15 calendar days before the Closing Date by the Secretary of State of the State of Delaware;

               (vii) the Initial Purchase Price; and

               (viii) evidence of the receipt of all third party consents or sublicenses from third parties and notices to or from third parties that are required to be delivered or obtained pursuant to Section 7.2(c) and delivered by Buyer.

     Section 2.6 Working Capital Adjustment.

          (a) Post-Closing Net Working Capital Statement. Within one hundred twenty (120) calendar days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller a statement setting forth the Net Working Capital as of the Effective Time, and the components and calculation thereof, as of the Effective Time giving effect to the transactions contemplated hereby prepared in accordance with the Accounting Principles (the "Post-Closing Net Working Capital Statement").

          (b) Determination of Conclusive Net Working Capital. Seller will have sixty (60) calendar days following the receipt of the Post-Closing Net Working Capital Statement to review the Post-Closing Net Working Capital Statement. During such time (and, in the case of clause (x) below, during the Resolution Period, if applicable), (x) without limiting Section 6.5, Buyer shall give Seller and its Representatives access to all books, records, facilities and personnel of Buyer and its Subsidiaries (including the Companies and the Business) as reasonably necessary to undertake such review and (y) Seller may dispute any items set forth on the Post-Closing Net Working Capital Statement (or specific calculations or methods contemplated thereby). Unless Seller delivers written notice(s) to Buyer of dispute thereof on or prior to the sixtieth (60th) calendar day after Seller's receipt of the Post-Closing Net Working Capital Statement, Seller will be deemed to have accepted and agreed to the Post-Closing Net Working Capital Statement and such statement will be final, binding and conclusive. If Seller notifies Buyer in writing of disputed items contained in the Post-Closing Net Working Capital Statement (or specific calculations or methods contemplated thereby) within such sixty (60) calendar day period, for thirty (30) calendar days following delivery of such notice by Seller to Buyer (the "Resolution Period"), Buyer and Seller shall attempt in good faith to resolve their differences with respect to the disputed items (the "Disputed Items"). Any resolution by Buyer and Seller during the Resolution Period as to any Disputed Items shall be set forth in writing and will be final, binding and conclusive. If Buyer and Seller do not resolve all Disputed Items by the end of the Resolution Period, then all Disputed Items remaining in dispute will be submitted within thirty (30) calendar days after the expiration of the Resolution Period to a national independent accounting firm as is mutually acceptable to Buyer and Seller (the "Neutral Arbitrator"). The Neutral Arbitrator shall act as an arbitrator to determine only those Disputed Items remaining in dispute as of the end of the Resolution Period. In resolving such Disputed Items, the Neutral Arbitrator may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by either Party or less than the lowest value for such Disputed Item claimed by either Party upon presentment to the Neutral Arbitrator. All fees and expenses relating to the work, if any, to be performed by the Neutral Arbitrator will be allocated between Buyer and Seller in the same proportion that the aggregate amount of the Disputed Items so submitted to the Neutral Arbitrator that is unsuccessfully disputed by each such Party (as finally determined by the Neutral Arbitrator) bears to the total amount of such Disputed Items so submitted. In addition, Buyer and Seller shall give the Neutral Arbitrator access to all books, records, facilities and personnel of such Party as reasonably necessary to perform its function as arbitrator. Buyer and Seller shall use their commercially reasonable efforts to cause the Neutral Arbitrator to deliver to Buyer and Seller a written determination (such determination to include a work sheet setting forth all material calculations and methods used in arriving at such determination) of the Disputed Items submitted to the Neutral Arbitrator within thirty (30) calendar days of receipt of such Disputed Items, which determination will be final, binding and conclusive and upon which judgment may be entered. The final, binding and conclusive Post-Closing Net Working Capital Statement based either upon agreement, deemed agreement by Buyer and Seller and/or the written determination delivered by the Neutral Arbitrator in accordance with this
Section 2.6(b) will be the "Conclusive Net Working Capital Statement."

          (c) Post-Closing Adjustment. If the amount of Net Working Capital on the Conclusive Net Working Capital Statement is less than Sixty-Eight Million United States Dollars ($68,000,000) (the "Target Net Working Capital Amount"), Seller shall pay Buyer the amount of the difference no later than the fifth (5th) Business Day following the date on which Buyer and Seller agree, or are deemed to have agreed to, or the Neutral Arbitrator delivers, the Conclusive Net Working Capital Statement. If the amount of Net Working Capital on the Conclusive Net Working Capital Statement equals or exceeds the Target Net Working Capital Amount, no payment shall be made pursuant to this Section 2.6.

     Section 2.7 Allocation. Seller and Buyer shall agree on the allocation of the Purchase Price amongst the Target Shares within forty-five (45) calendar days after the Closing Date. Buyer and Seller shall report, act and file Tax Returns in all respects and for all purposes consistent with such allocation. Neither Buyer nor Seller shall take any position (whether in audits, tax returns or otherwise) which is inconsistent with such allocation unless required to do so by applicable law.

                                   ARTICLE III
                     SELLER'S REPRESENTATIONS AND WARRANTIES

     Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"), which is further described in Section 10.14. The Disclosure Schedule will be arranged in paragraphs corresponding to the Sections contained in this Article III and
Article V.

     Section 3.1 Organization; Good Standing.

          (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted.

          (b) Each Company is duly organized, validly existing and, other than with respect to Motoco and Power UK, in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being conducted.

          (c) The copies of Seller's and each Company's articles of incorporation and bylaws or other equivalent governing documents, each as amended to date and each heretofore made available to Buyer and/or its agents, are complete and correct, and no amendments thereto are pending.

     Section 3.2 Authorization of Transaction.

          (a) Seller has full power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder.

          (b) The execution, delivery and performance of this Agreement and all other agreements contemplated hereby to which Seller is a party have been duly authorized by Seller.

          (c) This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     Section 3.3 Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) conflict with or result in a breach of the certificate of incorporation or bylaws, or other organizational documents, of Seller nor any of the Target Companies, (ii) violate in any material respect any material law or Decree to which Seller or any of the Target Companies is, or its respective assets or properties are, subject in respect of the Business, or (iii) conflict in any material respect with, result in a material breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify in any material respect or cancel, or require any notice under any Material Contract or any material permit held by the Companies. Other than pursuant to antitrust or non-competition laws in jurisdictions outside the United States and filings required under the Exchange Act, Seller is not required to give any material notice to, make any material filing with, or obtain any material authorization, consent or approval of any Governmental Entity in order for Seller to consummate the transactions contemplated by this Agreement or any other Related Agreement.

     Section 3.4 Title to Target Shares. Each of the Target Shares is held of record and owned beneficially by Seller free and clear of any Liens (other than Permitted Liens). Neither Seller nor any of its Subsidiaries is a party to any option, warrant, purchase right or other Contract (other than this Agreement) that would require Seller or any of its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock or other equity interests of the Companies. Neither Seller nor any of its Subsidiaries is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock or other equity interests of the Companies. Upon the Closing, Buyer will be the record and beneficial owner of all the Target Shares, free and clear of all Liens (other than Liens imposed thereon by Buyer).

     Section 3.5 Capitalization.

          (a) Section 3.5 of the Disclosure Schedule sets forth for each of the Companies (i) its name and jurisdiction of incorporation, (ii) the number of authorized shares or other equity interests for each class of its capital stock or other equity interests, and (iii) the number of issued and outstanding shares or other equity interests of each class of its capital stock or other equity interests, the names of the holders thereof, and the number of shares or other equity interests held by each such holder.

          (b) All of the issued and outstanding Target Shares of the Target Companies have been duly authorized and are validly issued, fully paid, and non-assessable (or of similar status to the extent such status exists with respect to foreign Persons). There are no outstanding or authorized options, commitments, preemptive rights, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that provide for the obligation to issue, sell, register or vote, or outstanding securities convertible into or exchangeable for, any shares of capital stock or other equity interests of the Companies. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any of the Companies.

          (c) Except for Power UK, none of the Target Companies have any Subsidiaries. All of the outstanding shares of Power UK are owned by Power.

     Section 3.6 Financial Statements; Undisclosed Liabilities.

          (a) Attached hereto as Annex B are the following financial statements (collectively the "Financial Statements"): (i) unaudited combined balance sheets, statements of income and statements of cash flow for the Companies as of and for the fiscal year December 31, 2006 (the "Most Recent Fiscal Year End"), and (ii) unaudited combined balance sheets, statements of income and statements of cash flow for the Companies (the "Most Recent Financial Statements") as of and for the eight months ended August 31, 2007 (the "Most Recent Fiscal Month End"). During the periods presented by the Financial Statements, Seller has maintained internal controls in a manner consistent with historical practice except as required by law. The Financial Statements (w) reflect reserves established in accordance with the Accounting Principles, (x) present fairly in all material respects the financial condition of the Companies as of such dates and the results of operations of the Companies for such periods consistent with the Accounting Principles, (y) are correct and complete in all material respects, and (z) are consistent in all material respects with the books and records of the Companies, except in each case as disclosed thereon; provided, however, that the Most Recent Financial Statements are subject to normal-year end adjustments (which are not as of the date hereof, to Seller's Knowledge, material) and lack of footnotes and other presentation items.

          (b) Except as set forth on the Most Recent Balance Sheet, or except as incurred in the Ordinary Course of Business, since the Most Recent Fiscal Month End, the Companies have not incurred any Liabilities other than (x) those liabilities contemplated hereby or (y) those Liabilities that, individually or in the aggregate are not material to the Business.

          (c) To Seller's Knowledge, the Companies do not have any Indebtedness.

     Section 3.7 Assets. Except as set forth herein or as contemplated by the Related Agreements, as of the Closing, the Companies will have good title to, or a valid license to or leasehold interest in, the material tangible assets they use regularly in the conduct of the Business as presently conducted and consistent with past practices, free and clear of all Liens (other than Permitted Liens) and such assets are, in the aggregate, in good working condition, ordinary wear and tear excepted. The Companies have, and as of the Closing will have, all assets required to conduct the Business as conducted presently and as of the Closing Date, consistent with past practices.

     Section 3.8 Subsequent Events. Except with respect to the transactions contemplated hereby or, as of the Closing, for actions permitted to be taken pursuant to Section 5.3 or taken subject to the receipt of Buyer's consent, since the Most Recent Fiscal Month End, there has not been any Material Adverse Effect on the Business. Without limiting the generality of the foregoing, except with respect to the transactions contemplated hereby (including Section 5.9 and Section 5.10) or, as of the Closing, for actions permitted to be taken pursuant to Section 5.3 or taken subject to the receipt of Buyer's consent, since the Most Recent Fiscal Month End, neither Seller nor any of the Companies has:

          (a) sold, leased, transferred or assigned any material assets related to the Business outside the Ordinary Course of Business;

          (b) other than with respect to the license of Intellectual Property or Covered Employees (which matters are covered below), entered into or accelerated, terminated, modified or cancelled any Material Contract outside the Ordinary Course of Business;

          (c) experienced any material damage, destruction or loss not covered by insurance to its property related to the Business as presently conducted (consistent with past practices);

          (d) entered into any material agreement granting any exclusive license to or transferring or assigning any material Intellectual Property related to the Business;

          (e) made any capital investment in, or any loan to, any other Person in either case in excess of $100,000 related to the Business;

          (f) entered into any other material transaction with any of Covered Employee outside the Ordinary Course of Business;

          (g) entered into any collective bargaining agreement related to any of the Covered Employees or modified the terms of any existing such contract;

          (h) granted any increase in the base compensation of any the Covered Employees outside the Ordinary Course of Business;

          (i) adopted or amended any bonus, profit sharing, incentive, severance or other plan, contract or commitment for the benefit of any of the Covered Employees outside the Ordinary Course of Business;

          (j) made any other material change in employment terms for any of the Covered Employees outside the Ordinary Course of Business; and

          (k) changed in any material respect the normal business policies of the Business related to the keeping books, accounts or records outside of the Ordinary Course of Business.

     Section 3.9 Material Contracts. Except as disclosed on Section 3.9 of the Disclosure Schedule and other than the Related Agreements, neither Seller, with respect to the Business, nor any Company is a party or subject to:

          (a) any Contract for the lease of personal property to or from any Person providing for lease payments unpaid as of the Closing Date in excess of $50,000 per annum;

          (b) any Contract requiring the purchase of all or substantially all of its requirements for a particular product from a supplier;

          (c) any Contract for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year after the Closing Date or involve unpaid consideration as of the Closing Date in excess of $100,000, but excluding all purchase orders entered into in the Ordinary Course of Business;

          (d) any Contract pursuant to which the Business sells any products providing for any "most favored nation" pricing or other similar pricing;

          (e) any Contract providing for a partnership or joint venture;

          (f) any Contract under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money to be outstanding as of the Closing Date, or any net finance lease or capitalized lease obligation providing for lease payments unpaid as of the Closing Date, in excess of $100,000;

          (g) any Contract expressly restricting its ability (or which would, after the Closing, restrict Buyer) from competing or purchasing supplies/raw materials in any geographic region in any material respect;

          (h) any collective bargaining agreement; or

          (i) any Contract that is otherwise material to the operation of the Business as currently conducted.

The Contracts listed on Section 3.9 of the Disclosure Schedule are referred to as the "Material Contracts." Seller has made available to Buyer and/or its Representatives true and complete copies of the Material Contracts. With respect to each Material Contract: (A) such Material Contract constitutes the valid and legally binding obligation of the Company (or Seller, as applicable) party thereto and, to Seller's Knowledge, the counterparty thereto, is enforceable against such Company (or Seller, as applicable) and, to Seller's Knowledge, the counterparty thereto in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity; and (B) neither the Company (or Seller, as applicable) party thereto nor, to Seller's Knowledge, the counterparty thereto is in material breach or default that presently would permit or give rise to a right of termination, modification or acceleration thereunder or would give rise to contract damages of the Company party thereto in excess of $100,000. No Company is party to any material oral Contract relating to the Business.

     Section 3.10 Intellectual Property. Section 3.10 of the Disclosure Schedule lists (x) all patents and pending patent applications and all registrations and applications for registration of copyrights, all Internet domain names, and all registered and unregistered (common law) trademarks and service marks owned by Seller or the Companies that are primarily related to the Business as presently conducted and (y) all material licenses of Intellectual Property primarily related to the Business to which Seller or any Company is a party (other than standard, non-customized "off the shelf" software with a replacement cost of less than $25,000), whether as licensor or licensee, for which there is a written license agreement. The Intellectual Property owned by Seller and the Companies, or to which Seller or the Companies has the right of use, includes all of the Intellectual Property used in the Ordinary Course of Business as currently conducted, and there are no other items of Intellectual Property that are necessary for the conduct of the Business in the Ordinary Course of Business. Each item of Intellectual Property listed on Section 3.10 of the Disclosure
Schedule is in good standing and subsisting, and is in full force and effect, except for those items of Intellectual Property that expire at the end of their term prior to the Closing Date. To Seller's Knowledge, (a) no use of any Intellectual Property owned by Seller or the Companies and used in the conduct of the Business as presently conducted infringes the Intellectual Property rights of any third party, and (b) no third party is infringing any Intellectual Property owned by the Companies with respect to the Business as presently conducted. No suit, action or proceeding is currently pending or, to Seller's Knowledge, threatened in writing against Seller or the Companies that challenges the ownership or use of any Intellectual Property owned or used by such Person with respect to the Business as presently conducted or asserts that the conduct of the Business as presently conducted infringes any third party's Intellectual Property rights.

     Section 3.11 Real Property.

          (a) Section 3.11(a) of the Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property (excluding matters contemplated by Section 5.9). With respect to each such parcel of Owned Real Property, and except for matters that would not materially impact the use of such Owned Real Property:

               (i) one of the Companies has good and marketable fee simple title, free and clear of all Liens as of the Closing Date (other than Permitted Liens);

               (ii) none of the Companies has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

               (iii) other than the rights of Buyer pursuant to this Agreement, there are no sales contracts or unrecorded options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

          (b) Section 3.11(b) of the Disclosure Schedule sets forth the address of each parcel of material Leased Real Property (excluding matters contemplated by Section 5.9), and a true and complete list of all Leases for each such parcel of Leased Real Property. With respect to each such Lease: (A) such Lease constitutes the valid and legally binding obligation of the Company party thereto and, to Seller's Knowledge, the counterparty thereto, enforceable against such Company and, to Seller's Knowledge, the counterparty thereto in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity; and (B) neither the Company party thereto nor, to Seller's Knowledge, the counterparty thereto is in material breach or default that would materially impact the use of such Leased Real Property. With respect to each such parcel of Leased Real Property, the Companies have peaceful possession thereof.

Section 3.12 Tax Matters.

          (a) All federal income tax returns and all other material Tax Returns required to have been filed by Seller, the Target Companies and their Subsidiaries have been duly and timely filed, and each such Tax Return was correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. No unresolved claim has been made by a Taxing Authority in a jurisdiction where Seller, the Target Companies or any of their Subsidiaries does not file Tax Returns that it is or may be subject to taxation or to a requirement to file Tax Returns in that jurisdiction.

          (b) All Taxes due and owing by Seller, the Target Companies or any of their Subsidiaries (whether or not shown on any Tax Return) have been paid or will be paid prior to Closing and the Company nor any of its Subsidiaries is not currently delinquent with respect to the payment of any Tax.

          (c) Seller, the Target Companies and their Subsidiaries have withheld all amounts of Taxes required to be withheld from its employees, agents, contractors, creditors, shareholders and third parties and remitted such amounts to the proper Taxing authorities and filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, social security, unemployment, and other similar Taxes, all in compliance with the withholding provisions of the Code, or any prior provision of the Code and other applicable Laws.

          (d) To the Knowledge of Seller, the Target Companies or any of their Subsidiaries, there is no audit, claim, action, suit, proceeding or investigation currently pending against Seller, the Target Companies or their Subsidiaries in respect of any Taxes nor have Seller or any of the Target Companies or any of their Subsidiaries been informed in writing of the commencement or anticipated commencement of any such activity. There are no Liens on any of the assets of Seller, the Target Companies nor any of their Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable. Neither Seller, the Target Companies nor any of their Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (e) Neither the Target Companies nor any of their Subsidiaries (x) has been a member of any affiliated, consolidated, combined or unitary group filing a consolidated or combined Tax Return (other than a group the common parent of which was Seller) or (y) has any liability for the Taxes of any Person (other than Seller or any of its Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Neither Seller or any of the Target Companies or their Subsidiaries is a party to any Tax allocation or sharing agreement.

          (f) Neither Seller, the Target Companies nor any of their Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

               (i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

               (ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

               (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

               (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or

               (v) prepaid amount received on or prior to the Closing Date.

          (g) Neither Seller, the Target Companies nor any of their Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local, or foreign Tax law) or in the imposition of an excise Tax under Code Section 4999, (or any corresponding provisions of state, local or foreign Tax law) or (B) will not be fully deductible as a result of Code 162(m) (or any corresponding provision of state, local or foreign Tax law).

          (h) Neither Seller, the Target Companies nor any of their Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax free treatment under
Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in connection with the Merger.

          (i) Neither Seller, the Target Companies nor any of their Subsidiaries has a Permanent Establishment in any jurisdiction outside the United States.

          (j) Neither Seller, the Target Companies nor any of their Subsidiaries is a party to any "listed transaction" within the meaning of Section 1.6011-4 of the Treasury Regulations or any reportable transaction, within the meaning of
Section 6011, Section 6111 and Section 6112 of the Code and the Treasury Regulations thereunder.

     Section 3.13 Legal Compliance; Permits. To Seller's Knowledge, the Companies are in compliance with all applicable laws, including all permits, registrations, licenses, franchises, certificates and other approvals from Governmental Entities necessary for conduct of the Business as presently conducted. All such permits and approvals are valid and in full force and effect in all material respects.

     Section 3.14 Litigation. Section 3.14 of the Disclosure Schedule sets forth each instance as of the date hereof in which the Companies (i) are subject to any outstanding Decree or (ii) are a party or, to Seller's Knowledge, are threatened in writing to be made a party to any material Litigation.

     Section 3.15 Product Warranty. To Seller's Knowledge, substantially all of the products manufactured, sold, leased, and delivered by the Business in the last year have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and the Companies do not have any material Liability for replacement or repair thereof or other damages in connection therewith (as of the Most Recent Fiscal Month End, subject only to the reserve for product warranty claims set forth on the Most Recent Balance Sheet, and as adjusted for operations and transactions thereafter in accordance with the past custom and practice of the Business).
Section 3.15 of the Disclosure Schedule sets forth the spill charts of the Business for 2006 and the first eight months of 2007. Substantially all of the products manufactured, sold, leased or delivered by the Business in the last year are subject to standard terms and conditions of sale or lease, true and complete copies of which have been made available to Buyer as of the date hereof.

     Section 3.16 Product Liability. To Seller's Knowledge, the Business does not have any material Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Business.

     Section 3.17 Customers and Suppliers. Section 3.17 of the Disclosure Schedule lists (i) the ten (10) largest customers (by revenue) of the Business during the eight months ended August 31, 2007 and (ii) the twenty (20) largest suppliers (by cost) of the Business during the eight months ended August 31, 2007. The Companies are not as of the date hereof engaged in any material disputes with any such customer or supplier that would result in a material decrease in the quantity of items purchased from the Business or in the quantity of items made available for purchase by the Business, respectively.

     Section 3.18 Environmental, Health and/or Safety Matters.

          (a) To Seller's Knowledge, the Companies are, and during the five (5) years prior to the date hereof have been, in material compliance with all Environmental, Health and/or Safety Requirements with respect to the Present Facilities and/or the Business. In addition to the foregoing, to Seller's Knowledge, the Companies possess all permits, authorizations and approvals required pursuant to applicable Environmental Health and/or Safety Requirements with respect to the Present Facilities and/or Business.

          (b) To Seller's Knowledge, none of the Companies has, during the five
(5) years prior to the date hereof, received any written notice, report or other information (other than any of the foregoing which have been substantially resolved prior to the date hereof) regarding any actual or alleged material violation of Environmental, Health and/or Safety Requirements or any material Liabilities relating to the Present Facilities and/or the Business arising under Environmental, Health and/or Safety Requirements.

          (c) To Seller's Knowledge, no Hazardous Materials are on, under or migrating from any of the Present Facilities that could reasonably be expected to result in any material Environmental Liabilities.

          (d) To Seller's Knowledge, neither this Agreement nor the consummation of the transactions contemplated hereby will require the notification to or consent of government agencies or third parties, pursuant to the New Jersey Industrial Site Recovery Act or any other so-called "transaction-triggered" or "responsible property transfer" Environmental, Health and/or Safety Requirements.

          (e) Seller has made available to Buyer or its Representatives all material environmental site assessments, reports, audits, work plans or similar material documents relating to actual or potential material Environmental Liabilities concerning the Present Facilities or the Business of which Seller has Knowledge.

          (f) Notwithstanding anything to the contrary set forth herein, the representations and warranties set forth in this Section 3.18 are the exclusive representations and warranties of Seller regarding environmental, health or safety matters, including any arising under Environmental, Health and/or Safety Requirements.

     Section 3.19 Labor and Employment Matters.

          (a) Section 3.19 of the Disclosure Schedule contains a complete and accurate list of all Covered Employees as of the date indicated thereon, showing for each such employee their name and job classification. The Companies are in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, including wages and hours, labor relations, employment discrimination, disability rights or benefits, equal opportunity, plant closure and mass layoff - including the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") and similar state laws, affirmative action, leaves of absence, occupational health and safety, workers compensation and unemployment insurance. There are no material controversies, charges of unlawful harassment or discrimination, or complaints or allegations of unlawful harassment or discrimination pending or, to Seller's Knowledge, threatened against any Company. None of the Companies is or for the past three (3) years has been a party to any collective bargaining agreement or relationship applicable to its current or former employees. Seller is in receipt of no petition or notice (written or oral) of any proceedings instituted by an employee or group of employees of the Companies with any labor relations board seeking recognition of a bargaining representative, and, to Seller's Knowledge, no union organizing efforts are underway or being threatened with respect to the employees of any Company. No Company is engaged, and for the past three (3) years has not engaged, in any unfair labor practice. There is, and for the past three (3) years there has been, no strike, slowdown, work stoppage or lockout, or, to Seller's Knowledge, threat thereof, by or with respect to any Company employees.

          (b) Notwithstanding anything to the contrary set forth herein, the representations and warranties set forth in this Section 3.19 are the exclusive representations and warranties of Seller regarding labor and employment matters.

     Section 3.20 Employees Benefit Plans.

          (a) Section 3.20(a) of the Disclosure Schedule lists each (i) material Employee Benefit Plan that any Company maintains, or has maintained, or to which any

Company contributes to, or has or could otherwise have any obligation or liability (ii) each retention, incentive, change in control, profit sharing, deferred compensation, employment savings or pension plan or agreement sponsored by any of the Companies or to which any of the Companies is a party, and (iii) each material Transferred Plan, in each case with respect to the Covered Employees (the "Company Plans"). The Companies have no commitments or current plans to establish or enter into any new Company Plan or to modify any Company Plan other than as required by applicable Laws. With respect to each Company
Plan:

               (i) Such plan has been established, maintained, funded and administered in accordance with the terms of such plan and complies in form and in operation in all material respects with all applicable requirements of ERISA, the Code and other applicable law.

               (ii) All required reports and descriptions (including Form 5500 annual reports), summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code in all material respects.

               (iii) Such plan, if intended to meet the requirements of a "qualified plan" under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service that such plan is so qualified, and, to Seller's Knowledge, no event has occurred that would result in the loss of such qualified status.

               (iv) Except as set forth in Section 3.20(a)(iv) of the Disclosure Schedule, none of the Companies or its ERISA Affiliates has maintained, established, sponsored, participated in, contributed to, or otherwise incurred any liability under any: (i) Employee Benefit Plan subject to Title IV of ERISA or Code Section 412 or (ii) "multiemployer plan" within the meaning of Section
(3)(37) of ERISA. No Company has incurred any liability under Title IV of ERISA or Code Section 412. With respect to any "defined benefit plan" within the meaning of Section 3(35) of ERISA set forth in Section 3.20(a)(iv) of the Disclosure Schedule: (A) no liability to the Pension Benefit Guaranty Corporation ("PBGC") has been incurred (other than for premiums not yet due);
(B) no notice of intent to terminate any such plan has been filed with the PBGC or distributed to participants and no amendment terminating any such plan has been adopted; (C) no proceedings to terminate any such plan have been instituted by the PBGC and no event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; (D) no "accumulated funding deficiency," within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, has been incurred; (E) no "reportable event" within the meaning of Section 4043 of ERISA (for which the 30-day notice requirement has not been waived by the PBGC) has occurred within the last six years; (F) no Lien has arisen under ERISA or the Code on the assets of any Company or ERISA Affiliate; (G) there has been no cessation of operations at a facility subject to the provisions of Section 4062(e) of ERISA within the last six years; and (H) no event has occurred that places participants on actual or constructive notice of the plan's termination. With respect to any multiemployer plan under Section 3(37) of ERISA set forth in Section 3.20(a)(iv) of the Disclosure Schedule: (A) no Company or ERISA Affiliate has experienced a complete or partial withdrawal from such multiemployer plan, and (B) no Company or ERISA Affiliate has been notified by any such multiemployer plan that such multiemployer plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such multiemployer plan intends to terminate or has been terminated under Section 4041A of ERISA.

               (v) Seller has made available to Buyer correct and complete copies of: (i) all documents setting forth the terms of each Company Plan, including the plan document and any amendments thereto; (ii) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA; (iii) the most recent IRS determination letter issued with respect to each Company Plan intended to be qualified under
Section 401(a) of the Code; (iv) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code; and (v) all correspondence to or from any Governmental Entity relating to any Company Plan.

               (vi) No material "prohibited transaction," within the meaning of
Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred and, to Seller's Knowledge, no fiduciary (within the meaning of Section 3(21) of ERISA) of any Company Plan subject to Part 4 of Title I of ERISA has committed a breach of fiduciary duty that could subject the Companies to material liability taken as a whole. There are no claims or proceedings pending, or, to Seller's Knowledge, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Plan or against the Companies with respect to any Company Plan. There are no audits, inquiries or proceedings pending or, to Seller's Knowledge, threatened by the IRS, DOL, or the PBGC with respect to any Company Plan.

               (vii) With respect to each Company Plan which is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims incurred by any Company are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims; (ii) covered under a contract with a health maintenance organization (an "HMO") pursuant to which the HMO bears the liability for claims or (iii) reflected as a liability or accrued for on the Financial Statements.

               (viii) No Company Plan provides (except at no cost to any Company), or reflects or represents any liability of the Companies to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by Part 6 of Title I of ERISA or other applicable laws.

               (ix) Neither the execution of this Agreement nor the consummation of the transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Plan, that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Covered Employee.

          (b) To the extent that any Company Plan constitutes a "non-qualified deferred compensation plan" within the meaning of Section 409A of the Code, such Plan has been operated in reasonable good faith compliance with Section 409A of the Code and IRS Notice 2005-1.

          (c) Except as disclosed on Section 3.20(c) of the Disclosure Schedule, none of the Companies maintains any Company Plan subject to laws other than those of the United States.

          (d) Notwithstanding anything to the contrary set forth herein, the representations and warranties set forth in this Section 3.20 are the exclusive representations and warranties of Seller regarding employee benefit matters.

     Section 3.21 Brokers' Fees. Seller has not entered into any Contract to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement other than Rothschild Inc., which obligations shall be borne by Seller.

     Section 3.22 Transactions With Affiliates. There are no Contracts between Seller with respect to the Business or any Company, on the one hand, and any Person who is an Affiliate of Seller or any Company, on the other hand, that would be required to be disclosed by the Companies under Item 404 of Regulation S-K promulgated under the Securities Act of 1933 if the Companies were themselves subject to such rule.

     Section 3.23 Insurance. Seller has made available to Buyer or its Representatives copies of all material insurance policies currently maintained by Seller (with respect to the Business or the Companies) and the Companies, a list of which is set forth on Section 3.23 of the Disclosure Schedules. All policies are in full force and effect and neither Seller nor any Company is in default with respect to its payment obligations under such policies or has received written notice under any such policies regarding the termination or cancellation of any such policy since the Most Recent Fiscal Month End.

     Section 3.24 Accounts Receivable. All accounts receivable set forth or reflected in the Most Recent Balance Sheet were as of the Most Recent Fiscal Month End presented in accordance with the Accounting Principles with respect to the inclusion of valid and enforceable obligations against the respective account debtors.

     Section 3.25 Inventory. All Inventory set forth or reflected in the Most Recent Balance Sheet was as of the Most Recent Fiscal Month End presented in accordance with the Accounting Principles with respect to the inclusion of items of a quality and quantity usable or saleable by the Companies.

     Section 3.26 Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this Agreement or expressly contained in any other Related Agreement, neither Seller nor any other Person shall be deemed to have made any representation or warranty, express or implied, including, as to the accuracy or completeness of any information regarding any of Seller, the Business, the Companies, any of Seller's other Affiliates, any of the assets or Liabilities of any of the foregoing or any other matter. Notwithstanding anything herein to the contrary, but without limitation of any representation or warranty expressly contained in this Agreement or any other Related Agreement, SELLER MAKES NO OTHER (AND HEREBY DISCLAIMS EACH OTHER) REPRESENTATION,

WARRANTY OR GUARANTY WITH RESPECT TO THE VALUE, CONDITION OR USE OF THE COMPANIES OR THEIR ASSETS, WHETHER EXPRESS OR IMPLIED.

                                   ARTICLE IV
                     BUYER'S REPRESENTATIONS AND WARRANTIES.

     Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct.

     Section 4.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being conducted.

     Section 4.2 Authorization of Transaction.

          (a) Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and all other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder.

          (b) The execution, delivery and performance of this Agreement and all other agreements contemplated hereby to which Buyer is a party have been duly authorized by Buyer.

          (c) This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     Section 4.3 Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) conflict with or result in a breach of the certificate of incorporation or bylaws of Buyer, (ii) violate any law or Decree to which Buyer is, or its respective assets or properties are, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Contract to which Buyer is a party or by which it is bound or to which any of its assets is subject, except, in the case of either clause (ii) or (iii), for such conflicts, breaches, defaults, accelerations, rights or failures to give notice as would not, individually or in the aggregate, have a Material Adverse Effect on Buyer. Other than pursuant to antitrust or non-competition laws in jurisdictions outside the United States set forth on
Section 5.1(c) of the Disclosure Schedule, Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity in order for Buyer to consummate the transactions contemplated by this Agreement or any of the other Related Agreement, except where the failure to give notice, file or obtain such authorization, consent or approval would not have a Material Adverse Effect on Buyer.

     Section 4.4 Litigation. There is no instance in which Buyer (i) is subject to any outstanding Decree or (ii)is a party or, to Buyer's Knowledge, is threatened in writing to be made a party to any Litigation, except for such Decrees or Litigation which would not
(A) have a Material Adverse Effect on Buyer, (B) result in any material Liability to Seller or the Companies, or (C) materially prevent, restrict or delay the consummation of the transactions contemplated hereby or any other Related Agreement.

     Section 4.5 Brokers' Fees. Buyer has not entered into any Contract to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or any of its Subsidiaries could become liable or obligated to pay.

     Section 4.6 Sufficient Funds. As of the Closing, Buyer will have sufficient funds to enable it to pay the Purchase Price hereunder.

     Section 4.7 Investment. Buyer is not acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

     Section 4.8 Guaranty. Concurrently with the execution and delivery of this Agreement, Buyer has delivered to Seller the Guaranty of the Investor.

     Section 4.9 Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this Agreement or expressly contained in any other Related Agreement, Buyer does not make any other representation or warranty. express or implied.

                                    ARTICLE V
                              PRE-CLOSING COVENANTS

     The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing (except as otherwise expressly stated to apply to a different period):

     Section 5.1 Efforts; Cooperation.

          (a) Each of the Parties will use its commercially reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable following the date hereof (including satisfaction, but not waiver, of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby set forth in Article VII).

          (b) Without limiting the generality of Section 5.1(a), Seller will give any notices to third parties, and each of the Parties will reasonably cooperate with the other Party hereto and use its commercially reasonable efforts to obtain any third party consents or sublicenses, in connection with the matters referred to in Section 5.1(b) of the Disclosure Schedule or as are otherwise material and necessary and appropriate to consummate the transactions contemplated hereby. The foregoing shall not require either Party to expend any material amount of money or agree to any material restriction on the operation of its business unless such expenditure or agreement is conditional upon the consummation of the transactions contemplated hereby.

          (c) Without limiting the generality of Section 5.1(a), each of the Parties will give any notices to, make any filings with, reasonably cooperate with the other Party hereto to, and use its reasonable best efforts to obtain any authorizations, consents, clearances and approvals of Governmental Entities in connection with the matters referred to in Section 5.1(c) of the Disclosure Schedule or as are otherwise material and necessary and appropriate to consummate the transactions contemplated hereby. If a suit or other action is threatened or instituted by any Governmental Entity challenging the validity or legality, or seeking to restrain the consummation of the transactions contemplated by this Agreement, each Party shall use its commercially reasonable efforts to avoid, resist, resolve or, if necessary, defend such suit or action.

     Section 5.2 Preservation of Business. Except as otherwise contemplated hereby or as required by law, Seller will cause the Companies to use commercially reasonable efforts to keep the Business as presently conducted substantially intact in all material respects, including maintaining its present operations, physical facilities, working conditions and relationships with suppliers, customers and employees.

     Section 5.3 Operation of Business. Except as contemplated hereby, as set forth on Section 5.3 of the Disclosure Schedule or as required by law, Seller will not, and will cause the Companies not to, engage in any practice, take any action or enter into any transaction with respect to the Business as presently conducted outside the Ordinary Course of Business in any material respects without the written consent of Buyer (which shall not be unreasonably withheld or delayed). Without limiting the generality of the foregoing but subject to the exceptions contemplated by the immediately preceding sentence, Seller (i) will cause the Companies to pay their accounts payable and collect their accounts receivable consistent with the cash management practices of the Business in 2007, and (ii) will not, and will cause the Companies not to, engage in any practice, take any action or enter into any transaction that would have been required to be disclosed as an exception to Section 3.8 if it had occurred prior to the date hereof without the written consent of Buyer (which shall not be unreasonably withheld or delayed). Notwithstanding anything to the contrary set forth herein, within one (1) Business Day prior to the Closing (or as otherwise takes place in the Ordinary Course of Business of the Business), any Company may distribute or pay by way of any dividend or other distribution to its stockholders (and liquidate any cash equivalents or liquid investments to the extent applicable) any or all of its Cash (other than Cash in the United Kingdom and the Czech Republic) except to the extent required to be maintained in any Company pursuant to applicable law. Seller shall not, and shall not cause or permit its Subsidiaries to, transfer any employee of Seller or any of its Subsidiaries other than the Companies to the Companies without Buyer's consent. Seller shall give Buyer prompt notice of the termination of employment of any salaried Covered Employee. Notwithstanding anything to the contrary set forth herein, nothing contained in this Agreement shall give to Buyer, directly or indirectly, rights to control or direct the operations of the Companies or the Business prior to the Closing.

     Section 5.4 Notice of Developments. Each of Seller and Buyer will give prompt written notice to the other Party of (i) the existence of any fact or circumstance, or the occurrence of any event, of which it has Knowledge which would be reasonably likely to cause a condition to a Party's obligations to consummate the transactions contemplated hereby set forth in Article VII not to be satisfied as of a reasonably foreseeable Closing Date, or (ii) the receipt of any material notice or other material communication from any Governmental Entity or any securities market or securities regulator in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of any such notice pursuant to this Section 5.4 shall not be deemed to amend or supplement this Agreement and the failure to deliver any such notice shall not constitute a waiver of any right or condition to the consummation of the transactions contemplated hereby by either Party.

     Section 5.5 Notice of Supplemental Disclosure. Without limiting Section 5.4, from and after the date hereof but prior to the fifth (5th) Business Day prior to the Closing Date, Seller may inform Buyer pursuant to this Section 5.5 that any representation or warranty of Seller was or may have been inaccurate when made as of the date hereof, and/or would be or may be inaccurate if made as of the Closing Date, or any covenant with respect to the interim operation of the Business was not or may not have been complied with, and provide a proposed supplement to the Disclosure Schedule delivered as of the date hereof to correct such actual or potential inaccuracy or noncompliance as if set forth on the Disclosure Statement as of the date hereof (a "Disclosure Supplement"). If the inaccuracies or noncompliance contemplated by such Disclosure Supplement is sufficiently material to prevent, after a reasonable period in which to cure such inaccuracy, the satisfaction of the condition set forth in Section 7.1(a) or Section 7.1(b), as appropriate, Buyer may terminate this Agreement prior to the Closing as and to the extent permitted pursuant to Section 9.1(b)(ii) with respect thereto. Any amendment to the Disclosure Schedule by such Disclosure Supplement shall not in any way affect Buyer's rights hereunder.

     Section 5.6 No Alternative Proposals. Seller will not, and will ensure that none of its Representatives will, (i) solicit, initiate or knowingly encourage the submission of any Alternative Proposal, (ii) participate in any discussions or negotiations regarding, or furnish any material non-public information with respect to, any Alternative Proposal or (iii) enter into any agreement providing for the transaction contemplated by any Alternative Proposal.

     Section 5.7 Access.

          (a) Upon request by Buyer, Seller will permit Buyer and its Representatives to have reasonable access during normal business hours, and in a manner so as not to interfere unreasonably with the normal business operations of Seller, to all premises, properties, personnel, records and Contracts of or related to the Business as presently conducted; provided, however, that (i) any requests for such access or furnishing of information shall be made only to James J. Bonsall (or such other Person as Seller shall expressly direct in writing) and Seller shall not be required to provide any Person information or access if Seller reasonably determines in good faith that (w) providing such information or access would reasonably be expected to result in a waiver or breach of any attorney/client privilege, or (x) providing such information or access would reasonably be expected to result in violation of applicable law, and (ii) Buyer shall not, and shall not permit any of its Representatives to, conduct any environmental or workplace sampling or analysis of the sort commonly referred to as Phase II environmental assessment work.

          (b) Except in response to a request contemplated by Section 5.7(a), during the period from the date hereof and ending on the Closing Date, Buyer shall not, and shall cause its


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

Representatives not to, initiate or maintain contact with any employees, customers, suppliers or licensors of the Companies or the Business in connection with or pertaining to any subject matter of this Agreement except with the prior written consent of Seller.

          (c) All information obtained pursuant to this Section 5.7 shall be Evaluation Material (as such term is defined in the Confidentiality Agreement) subject to the terms and conditions of the Confidentiality Agreement.

     Section 5.8 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the existence or subject matter of this Agreement without the prior written approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use commercially reasonable efforts to advise the other Party prior to making the disclosure to the extent practicable and permissible under applicable law).

     Section 5.9 Pre-Closing Asset Transfers. At or prior to the Closing, Seller shall, and shall cause the Companies and its other Subsidiaries (if applicable) to, assign, transfer, convey and deliver all right, title and interest in and to, and assume the obligations and liabilities of and under, the assets, properties, facilities, rights and Contracts described in Section 5.9 of the Disclosure Schedule (such transactions, the "Pre-Closing Asset Transfers") pursuant to reasonable and customary agreements, documents and instruments. Seller shall use its commercially reasonable efforts to cause the Pre-Closing Asset Transfers to be consummated at or prior to the Closing and to obtain any required written consent of any third party under, and comply with all provisions of law with respect to, the Pre-Closing Asset Transfers.

     Section 5.10 Pre-Closing Employment Transfers. Prior to the Closing Date, Seller shall cause the Companies to transfer to Seller or one of its Subsidiaries (other than the Companies) the employees at the Grafton Facility covered by the Grafton Union Contract in connection with the related Pre-Closing Asset Transfer involving the Grafton Facility (such transfer, the "Pre-Closing Employment Transfers"). Prior to the Closing Date, Seller shall cause Power to assign to Seller or one of its Subsidiaries (other than the Companies) and shall, or shall cause such Subsidiary to, assume the Collective Bargaining Agreement between Service Division of Tecumseh Power Company and District No. 10 of the International Association of Machinists, dated June 29, 2004, including all appendices and memorandums of understanding (the "Grafton Union Contract"), and the Settlement Agreement between Service Division of Tecumseh Power Company and District No. 10 of the International Association of Machinists, dated June 28, 2007 (the "Grafton Settlement Agreement"). Seller shall use its commercially reasonable efforts to obtain any required written consent of any third party under and comply with all provisions of law with respect to, the Pre-Closing Employment Transfers.

     Section 5.11 Credit Support Requirements. Prior to and following the Closing Date, Buyer and Seller shall cooperate to obtain a release in form and substance reasonably satisfactory to Seller with respect to all Credit Support Requirements set forth on Section 5.11 of the Disclosure Schedule. To the extent Buyer is unable to make such arrangements with respect to any Credit Support Requirements prior to the Closing, Buyer shall deliver to Seller at the Closing an indemnification of Seller by Buyer and/or the Target Companies with respect to such Credit

Support Requirements, in form and substance reasonably satisfactory to Buyer. Without limiting the generality of the foregoing, within ten (10) Business Days following the Closing, Buyer shall provide replacement guarantees, standby letters of credit or other assurances of payment with respect to all Credit Support Requirements set forth on Section 5.11 of the Disclosure Schedule not already released as contemplated by this Section 5.11, in form and substance satisfactory to Seller and the respective counterparties or beneficiaries sufficient to permit Seller and/or its Subsidiaries (as appropriate) to obtain a release of any obligations under such Credit Support Requirements.

                                   ARTICLE VI
                                 OTHER COVENANTS

     Section 6.1 Cooperation. The Parties shall cooperate with each other, and shall use their good faith efforts to cause their respective Representatives to cooperate with each other, to provide an orderly transition of the Business from Seller to Buyer and to minimize the disruption to the Business and each of their respective businesses resulting from the transactions contemplated hereby as requested by either Party and at the requesting Party's sole cost and expense (and without liability of any kind to the other Party cooperating with such request in providing such requested actions other than arising from the cooperating Party's gross negligence, willful misconduct or bad faith in connection therewith).

     Section 6.2 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, subject to the terms and conditions of this Agreement, each Party shall take such further action (including the execution and delivery to any other Party of such other reasonable instruments of sale, transfer, conveyance, assignment, assumption and confirmation, providing materials and information) as another Party may reasonably request as shall be reasonably deemed necessary or desirable to transfer, convey and assign to Buyer all of the Target Shares and to carry out the other purposes of this Agreement and at the requesting Party's sole cost and expense.

     Section 6.3 Payments; Transition Services; Run-Off.

          (a) Payments. If Seller receives any payment relating to any account receivable outstanding on or after the Closing Date originating from the Business, Seller shall promptly forward and remit such payment to Buyer. Seller shall promptly endorse and deliver to Buyer any cash, checks or other documents received by Seller on account of any such accounts receivable. Seller shall cooperate with Buyer to transfer to Buyer or the Companies at or following the Closing any dedicated account of Seller or any of its Subsidiaries other than the Companies to which accounts receivable are paid with respect to the Business, if any.

          (b) From and after the Closing and until the one hundred twentieth (120th) calendar days following the date thereof:

               (i) Referral. Seller will use commercially reasonable efforts to refer all customer or supplier inquiries received by Seller relating to the Business to Buyer.

               (ii) Services. Without limiting the generality of Section 6.1 and subject to the terms and limitations thereof, Seller shall provide or cause to be provided transition


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

administrative payroll services to Buyer and the Companies as requested by Buyer with respect to the Business.

     Section 6.4 Use of Name. From and after the Closing and, solely with respect to clause (a) and clause (c) below, except to the extent expressly otherwise provided in the License Agreement:

          (a) Corporate Names. As soon as commercially practicable after the Closing Date, but in no event more than thirty (30) calendar days thereafter, Buyer shall cause the Companies to (i) amend or terminate any organizational document, business registration, certificate of assumed name and/or d/b/a filings and any other documents as may be necessary to eliminate such Company's right to use, or do business under the "Tecumseh" name and/or any other name or mark owned or used by Seller or any Affiliate of Seller or any other name or mark similar to, or any variations, abbreviations, acronyms or other formatives of or based on or including, any of the foregoing, whether alone or in combination with any other words, phrases or designs (collectively, the "Seller Marks"), and thereafter, not to make any filings that would give any Company the right to use, or do business under any Seller Mark

          (b) Websites. As soon as commercially practicable after the Closing Date, but in no event more than ninety (90) calendar days thereafter, Buyer shall cause the Companies to remove any content, images and links on any of their Internet pages or websites to the extent related to Seller, any of its Subsidiaries or any of their respective businesses.

          (c) Use of Marks. Buyer shall, and shall cause the Companies to, (i) use commercially reasonable efforts to remove or sticker over the Seller Marks from all assets of the Companies (including any vehicles, dies, tooling, molds, machinery and equipment, business cards, schedules, stationery, packaging materials, websites, displays, signs, promotional and marketing materials, manuals, forms and computer software), and (ii) cease any and all uses of the Seller Marks prior to or as of the Closing Date, and not commence or otherwise make any uses of any of the Seller Marks thereafter.

          (d) Affiliation. Buyer shall, and shall cause each of its Affiliates to, cease to hold itself out as having any affiliation with Seller or any of its Affiliates.

     Section 6.5 Access; Enforcement; Litigation Support. From and after the Closing, upon request by either Party, the other Party will permit the requesting Party and its Representatives to have reasonable access during normal business hours, and in a manner so as not to interfere unreasonably with the normal business operations of the other Party, to all premises, properties, personnel, books and records of or related to the Business, the Companies or any of their assets or liabilities; provided, however, that, for avoidance of doubt, the foregoing shall not require either Party to take any such action if such Party reasonably determines in good faith that (w) providing such information or access would reasonably be expected to result in a waiver or breach of any attorney/client privilege, or (x) providing such information or access would reasonably be expected to result in violation of applicable law. Such access shall be for the purposes of (i) preparing Tax Returns, (ii) complying with the requirements of any Governmental Entity, and (iii) providing reasonable litigation support for the requesting Party, and such other reasonable and customary purposes as the parties shall request from time to time that do not have a material impact on the providing Party. In addition, each Party shall reasonably cooperate with other requests that the other Party or its Representatives may make with respect to contesting or defending against litigation or other proceedings reasonably related to the Business or the Companies for which the requesting Party is prohibited from contesting or raising a defense or taking such other requested action, or unable to contest or raise a defense or taking such other requested action, directly or without such cooperation, including providing such testimony or other assistance, in each such case all at the sole cost and expense of the requesting Party. Each Party agrees to maintain the files or records which are contemplated by the first sentence of this Section 6.5 in a manner consistent in all material respects with its document retention and destruction policies, as in effect from time to time, for six (6) years following the Closing.

     Section 6.6 Non-Competition. For a period of five (5) years following the Closing, Seller shall not, and shall ensure that none of its Subsidiaries will, directly or indirectly (including as a stockholder, consultant, member or partner) conduct the Business in North America or any other geographic region in which the Companies have facilities as of the date hereof; provided, however, that, for such purposes, no owner of less than five percent (5%) of the outstanding stock or other equity or ownership interests of any Person and no director (or other equivalent position on an equivalent governing body) of any Person shall be deemed to be engaged in the business of such Person solely as a result of holding such stock or such directorship. If a court of competent jurisdiction declares in a final judgment that any term or provision of this
Section 6.6 is invalid or unenforceable, Buyer and Seller agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     Section 6.7 Non-Solicitation of Employees. For a period of twenty-four (24) months following the Closing, Seller shall not, and shall ensure that none of its Subsidiaries will, directly or indirectly, solicit the employment of any Covered Employee as of the date hereof or as of the Closing Date; provided, however, that the foregoing provision shall not prevent Seller or any of its respective Subsidiaries from (x) soliciting any such Covered Employee by a public advertisement placed by it or by a search firm retained by it (provided that the search firm was not instructed or encouraged to target or focus on such Covered Employees) or hiring any Covered Employee responding thereto, or (y) soliciting or hiring any Covered Employee whose employment with the Business was terminated by the Buyer at least three (3) months earlier. If a court of competent jurisdiction declares in a final judgment that any term or provision of this Section 6.7 is invalid or unenforceable, Buyer and Seller agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     Section 6.8 Covered Employees.

          (a) Continued Employment. Buyer acknowledges that by purchasing the Target Shares, it shall, through the Companies, employ all of the Covered Employees employed by the Companies (including those individuals on leave) as of the Closing Date; provided, however, that subject to law, this Section 6.8 shall not require Buyer or the Companies to continue the employment of any Covered Employee for any specified period after the Closing Date.

          (b) Compensation. For a period of twelve (12) months following the Closing Date, Buyer shall provide, and shall cause the Companies to provide, each Covered Employee, while employed by Buyer or any of its Subsidiaries (including the Companies), with compensation and benefits that, in the aggregate, are not materially less than his or her total compensation and benefits (excluding, to the extent permissible by law, equity compensation, defined benefit pension plans and retiree welfare benefits) immediately prior to the Closing Date (or, as applicable, immediately prior to his or her Approved Absence).

          (c) Service Credit. With respect to Buyer's employee benefit plans, programs and arrangements covering or otherwise benefiting any of the Covered Employees on or after the Closing Date (other than any non-qualified retirement or deferred compensation plans or equity-based compensation plans), service with the Companies shall be counted for purposes of eligibility to participate and vesting, and in determining the level of benefits with respect to vacation and severance, to the same extent such service was counted under the corresponding employee benefit plans, programs, or arrangements of Seller or the Companies prior to the Closing Date.

          (d) Buyer Welfare Plans. With respect to any benefit plans of Buyer providing welfare benefits of the type described in Section 3(1) of ERISA to Covered Employees on and after the Closing Date, such plans shall, except to the extent restricted by the insurance carriers, (i) grant credit for amounts paid by the Covered Employees (including applicable deductibles, copays, annual out-of-pocket limits or similar costs) under corresponding Company Plans or Seller Plans during the portion of the applicable plan year preceding the Closing Date and (ii) waive any pre-existing condition exclusions, evidence of insurability provisions, waiting period requirements or any similar provisions, to the extent they were waived under corresponding Company Plans or Seller Plans. For each month following the Closing Date and for the remainder of such plan year, upon request by Buyer, Seller shall provide Buyer with information regarding the amount of deductibles, copays, out-of-pocket limits or similar costs incurred by each Covered Employee during the portion of the plan year preceding such date.

          (e) Buyer DC Plan. Effective as of the Closing Date, Buyer shall cover, or cause the Companies to cover, Covered Employees under a defined contribution plan and trust intended to qualify under Sections 401(a) and (k) and Section 501(a) of the Code (the "Buyer DC Plan"). Buyer shall cause the Buyer DC Plan to permit Covered Employees to make a direct rollover of their account balances under the Tecumseh Products Company Salaried Retirement Savings Plan and any other similar Employee Benefit Plan. Seller and Buyer shall reasonably cooperate in good faith to effect such transfers or distributions as soon as practicable after the Closing Date.

          (f) Bonus Plans. On and after the Closing Date, Buyer shall assume all of the duties and obligations of Seller and/or the Companies under the Tecumseh Power Key Employee Performance Incentive Plan with respect to Covered Employees who participate in either such plan and under the Transferred Plans that are sponsored and maintained by Seller or any of its Subsidiaries other than the Companies and shall continue or cause to be continued such Transferred Plans on terms and conditions no less favorable to each Covered Employee than those in effect on the Closing Date for the current year.

          (g) Transferred Plans. All Transferred Plans shall remain the responsibility of and shall be operated by the Companies on and after the Closing Date. All material Transferred Plans are set forth on Section 6.8(g) of the Disclosure Schedule. Buyer shall assume all obligations pursuant to the Transferred Plans as of the Closing.

          (h) Retained Plans and Liabilities. With respect to the Seller Plans and all Company Plans that are not Transferred Plans, Seller shall retain all of the duties and obligations under all such plans (the "Retained Plans"). For the avoidance of doubt, neither Buyer nor any Company shall be responsible for any payments to any agents, employees or Representatives of Seller or any Company, including any Covered Employee, for change of control bonus, transaction bonus or other similar payments as a result of the transactions contemplated hereby. Neither the Buyer nor, except as set forth on the Financial Statements, the Companies shall have any Liability with respect to any of the Retained Plans. Seller shall assume, indemnify and hold the Companies harmless from all Liabilities associated with the Pre-Closing Employment Transfers, including any obligations under the Grafton Union Contract, the Grafton Settlement Agreement, other collective bargaining agreements and other union contracts, Company Plans, severance or termination pay and applicable laws such as the WARN Act and similar state laws.

          (i) No Third Party Beneficiaries. The provisions of this Section 6.8 are for the benefit of the Parties only and shall not be construed to grant any rights, as a third party beneficiary or otherwise, to any Person who is not a party to this Agreement, nor shall any provision of this Agreement be deemed to be the adoption of, or an amendment to, any Employee Benefit Plan, or otherwise to limit the right of Seller, the Companies or any Subsidiary to amend, modify or terminate any such Employee Benefit Plan. Nothing in this Agreement shall be interpreted or construed to confer upon any employees any right with respect to continuance of employment by the Companies or Buyer.

          (j) Transition Services Agreement. To the extent any benefits contemplated by this Section 6.8 to be provided to Covered Employees by Buyer are provided pursuant to the Transition Services Agreement, Buyer's obligations hereunder to provide any such benefit shall be satisfied by the provision of such benefit through the Transition Services Agreement.

     Section 6.9 Transfer Taxes. Buyer and Seller shall each pay one-half of any stamp, documentary, registration, transfer, added-value or similar Tax, including any sales and transfer taxes, recording charges, and similar fees, taxes or changes imposed on the actual or deemed sale and transfer of any real property to Buyer (a "Transfer Tax"), imposed under applicable law in connection with the transactions contemplated hereby. Seller and Buyer shall cooperate to prepare and timely file any Tax Returns required to be filed in connection with Transfer Taxes described in the immediately preceding sentence.

     Section 6.10 Tax Matters.

          (a) Tax-Sharing Agreements. Any tax-sharing agreement between Seller and any of the Target Companies or their Subsidiaries shall be terminated as of the Closing Date.

          (b) Returns for Periods Through the Closing Date.

               (i) Seller shall be responsible for the timely filing (taking into account any extensions received from the relevant tax authorities) of all Tax Returns required by law to include the Target Companies, including in a consolidated, combined or unitary Tax Return filed by Seller or any Affiliate (other than the Target Companies and their Subsidiary), with respect to any taxable period ending prior to or including the Closing Date. All Taxes due and payable with respect to such Tax Returns will be paid by Seller as and when required by law.

               (ii) Buyer shall cause the Target Companies and their Subsidiary to furnish Tax information to Seller for inclusion in any Tax Return described in clause (i) above in accordance with the past custom and practice of the Target Companies and their Subsidiary.

          (c) Tax Indemnification. Without regard to the limitations set forth in clauses (a), (c) and (d) of Section 8.5, (i) Seller shall indemnify Buyer for any additional Tax owed by Buyer (or any of its Subsidiaries) (including Tax owed by Buyer (or any of its Subsidiaries) due to this indemnification payment) resulting from any Taxes (or the non-payment thereof) of any of Seller, the Target Companies or any of their Subsidiaries for any period ending on or before the Closing Date and the portion through the Closing Date for any taxable period that includes, but does not end on, the Closing Date (the "Pre-Closing Tax Period"); and (ii) Buyer shall indemnify Seller for any additional Tax owed by Seller (or any of its Subsidiaries) (including Tax owed by Seller (or any of its Subsidiaries) due to this indemnification payment) resulting from (A) any transaction engaged in by Buyer, the Target Companies or their Subsidiaries not in the Ordinary Course of Business on the Closing Date after Buyer's purchase of the Target Shares or (B) any action taken by Buyer, or after Closing by any Target Company or any Subsidiary of a Target Company, during or in respect of a taxable year of Seller that precedes or includes the Closing Date not in the Ordinary Course of Business, in each case that affects the amount, timing or character to Seller and its Subsidiaries of any Tax item relating to the Target Companies or their Subsidiaries.

          (d) Post-Closing Transactions Not in Ordinary Course. Buyer and Seller shall report all transactions not in the Ordinary Course of Business relating to the Target Companies or their Subsidiaries and occurring on the Closing Date after Buyer's purchase of the Target Shares on Buyer's federal income Tax Return to the extent permitted by Reg. Section 1.1502-76(b)(1)(ii)(B).

          (e) Cooperation. Buyer, on the one hand, and Seller (on behalf of its Affiliates), on the other, agree, in each case to the extent reasonably requested by the other Party and at no cost to the other party, to (i) furnish to the other party in a timely manner information and documents for purposes of preparing any original or amended Tax Returns and contesting or defending any audit, (ii) cooperate in any audit, (iii) retain and provide on demand books, records, documentation or other information relating to any Tax Return until the expiration of the applicable statute of limitations (giving effect to any extension, waiver, or mitigation thereof); and (iv) take such action as such other party may deem appropriate in connection therewith.

     Section 6.11 Insurance. Buyer acknowledges that, upon Closing, all insurance coverage provided in relation to each Company and the Business that is maintained by Seller or its Affiliates (other than the Companies) (whether such policies are maintained with third party insurers or with Seller or its Affiliates (other than the Companies)) shall cease to provide any coverage to the Companies and the Business and no further coverage shall be available to any Company or the Business as an Affiliate under any such policies.

     Section 6.12 Bulk Transfer Laws. Buyer and Seller each agrees that neither Party intends to comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

     Section 6.13 Acknowledgements. Buyer acknowledges that, except as expressly set forth in this Agreement, without limiting the generality of Section 3.26, neither Seller nor any other Person makes any representation or warranty, express or implied, including as to the accuracy or completeness of any information regarding any of Seller, the Business, the Companies, any of Seller's other Affiliates, any of the assets or Liabilities of any of the foregoing or any other matter. Without limiting any representation, warranty or covenant of Seller expressly set forth herein, or Buyer's rights of access set forth herein, Buyer acknowledges that it has waived and hereby waives as a condition to Closing any further due diligence reviews, inspections or examinations with respect to Seller, the Business, the Companies or any of their respective assets or Liabilities or any other matter, including with respect to engineering, environmental, title, survey, financial, operational, regulatory and legal compliance matters.

                                   ARTICLE VII
                        CONDITIONS TO OBLIGATION TO CLOSE

     Section 7.1 Conditions to Buyer's Obligations. Buyer's obligation to consummate the transactions contemplated hereby in connection with the Closing is subject to satisfaction or waiver of the following conditions:

          (a) the representations and warranties set forth in Article III shall have been true and correct on the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of such time (in either case, except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "material," "material adverse effect" or "Material Adverse Effect" set forth therein) has not resulted in a Material Adverse Effect on the Companies;

          (b) Seller shall have performed and complied with its covenants hereunder through the Closing in all material respects;

          (c) (i) all notices to third parties contemplated by Section 5.1(b) of the Disclosure Schedule to have been delivered on or prior to the Closing shall have been delivered, and all third party consents or sublicenses contemplated by
Section 5.1(b) of the Disclosure Schedule to have been received on or prior to the Closing shall have been received in either case only if identified with an asterisk on such schedule that it is intended to be considered for purposes of this Section 7.1(c), and (ii) Buyer shall have received evidence of each of the foregoing reasonably satisfactory to it;

          (d) (i) all applicable waiting periods (and any extensions thereof) under any antitrust or non-competition law shall have expired or otherwise been terminated and Seller and Buyer shall have received all other authorizations, consents, clearances and approvals of Governmental Entities contemplated by
Section 5.1(c) of the Disclosure Schedule to have been received on or prior to the Closing, and (ii) Buyer shall have received evidence of each of the foregoing reasonably satisfactory to it;

          (e) no material Decree or Litigation shall be pending which would be reasonably expected to (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof;

          (f) each delivery contemplated by Section 2.5(a) to be delivered to Buyer shall have been delivered; and

          (g) since the date hereof, there shall not have been a Material Adverse Effect with respect to the Business.

     Section 7.2 Conditions to Seller's Obligations. Seller's obligation to consummate the transactions contemplated hereby in connection with the Closing are subject to satisfaction or waiver of the following conditions:

          (a) the representations and warranties set forth in Article IV shall have been true and correct on the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of such time (in either case, except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "material," "material adverse effect" or "Material Adverse Effect" set forth therein) has not resulted in a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby without material delay or diminution of the benefits hereunder;

          (b) Buyer shall have performed and complied with its covenants hereunder through the Closing in all material respects;

          (c) Seller shall have received the third-party consents set forth on
Section 7.2(c) of the Disclosure Schedule;

          (d) (i) all applicable waiting periods (and any extensions thereof) under any antitrust or non-competition law shall have expired or otherwise been terminated and Seller and Buyer shall have received all other authorizations, consents, clearances and approvals of Governmental Entities contemplated by
Section 5.1(c) of the Disclosure Schedule to have been received on or prior to the Closing, and (ii) Seller shall have received evidence of each of the foregoing reasonably satisfactory to it;

          (e) no material Decree or Litigation shall be pending which would be reasonably expected to (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof;

          (f) with respect to each Credit Support Requirement, Buyer shall have either (i) effected replacement arrangements, in accordance with Section 5.11, reasonably satisfactory to Seller, or (ii) delivered to Seller the indemnification by Buyer and/or the Target Companies in favor of Seller in accordance with Section 5.11; and

          (g) each delivery contemplated by Section 2.5(b) to be delivered to Seller shall have been delivered.

     Section 7.3 No Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition to its obligation to consummate the transactions contemplated hereby set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was caused by such Party's failure to use its commercially reasonable efforts to satisfy the conditions to the consummation of the transactions contemplated hereby or other breach of a representation, warranty or covenant hereunder.

                                  ARTICLE VIII
                                INDEMNIFICATION

     Section 8.1 Survival of Representations and Warranties. The representations and warranties of the Parties will survive the Closing and will remain in full force and effect thereafter until the eighteen (18) month anniversary of the Closing Date, after which time they shall be of no further force or effect (other than with respect to claims for indemnity therefor that have been delivered by such anniversary) and upon which no further claim for indemnification may be made with respect to breaches thereof; provided; however, that the representations and warranties set forth in Section 3.1, Section 3.2,
Section 3.4, Section 3.5, Section 3.12, Section 4.1 and Section 4.2 shall survive the Closing and remain in full force and effect thereafter until the expiration of the applicable statute of limitations and the representations and warranties set forth in Section 3.26 and Section 4.9 shall survive indefinitely. Each Party acknowledges that it expressly intends to shorten the statute of limitations for claims or causes of action based upon, directly or indirectly, any of the representations and warranties contained in this Agreement as provided in this Section 8.1.

     Section 8.2 Indemnification Provisions for Buyer's Benefit. Subject to the limits set forth in this Article VIII, from and after the Closing, Seller shall defend and hold Buyer and its Affiliates and their respective officers, directors, stockholders and Representatives (each, a "Buyer Indemnified Party") harmless from and against any and all actual losses, claims, liabilities, debts, damages, fines, penalties, costs (in each case including reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel)) that they incur (collectively, "Damages") as a result of:

          (a) any misrepresentation or breach of any representation or warranty of Seller set forth in this Agreement or any other Related Agreement (other than the License

Agreement, IP Assignment Agreement or the Transition Services Agreement or any other Related Agreement arising under any of the foregoing);

          (b) any failure to perform any covenant or agreement of Seller set forth in this Agreement or any other Related Agreement (other than the License Agreement, IP Assignment Agreement or the Transition Services Agreement or any other Related Agreement arising under any of the foregoing); or

          (c) (i) any Environmental Liabilities with respect to the Former Facilities and (ii) any Environmental Liabilities with respect to the Present Facilities arising from the conduct of the Business on or prior to the Closing;

          (d) any liabilities asserted against Buyer or the Companies pursuant to the judicial restructuring of TMT;

          (e) any Liability asserted against Buyer or the Companies arising out of any injury to individuals or property as a result of the ownership, possession or use of any Product manufactured, sold, leased or delivered by the Business prior to the Closing, including those Liabilities set forth in or contemplated by Section 3.16 of the Disclosure Schedule (but excluding product warranty claims);

          (f) any Liability asserted against Buyer or the Companies arising out of the Horsepower Litigation; or

          (g) any product warranty Liabilities asserted against Buyer or the Companies with respect to engines (other than the LV195, LV156, LV148, OV490 and OV195 models) built at the Dunlap Facility between January 1, 2007 and the Closing Date ("Sourced Engine Product Warranty Damages") other than those Liabilities arising out of or relating to any actions by or at the direction of Buyer or the Companies from and after the Closing (including any modification or alteration to any such engines by or at the direction of Buyer or the Companies from and after the Closing), for avoidance of doubt and without limiting Section 8.5(k) net of any amounts recovered from third party suppliers or other sources with respect to such matters.

     Section 8.3 Indemnification Provisions for Seller's Benefit. Subject to the limits set forth in this Article VIII, from and after the Closing, Buyer shall defend and hold Seller and its Affiliates and their respective officers, directors, stockholders and Representatives (each, a "Seller Indemnified Party") harmless from and against any and all Damages as a result of:

          (a) any misrepresentation or breach of any representation or warranty of Buyer set forth in this Agreement or any other Related Agreement (other than the License Agreement, IP Assignment Agreement or the Transition Services Agreement or any other Related Agreement arising under any of the foregoing);

          (b) any failure to perform any covenant or agreement of Buyer set forth in this Agreement or any other Related Agreement (other than the License Agreement, IP Assignment Agreement or the Transition Services Agreement or any other Related Agreement arising under any of the foregoing); or

          (c) the ownership or operation of the Business (as presently conducted or as may be conducted from time to time) from and after the Closing Date, including any Environmental Liabilities arising from the conduct of the Business from and after the Closing.

     Section 8.4 Matters Involving Third Parties.

          (a) If any third party shall notify any Buyer Indemnified Party or Seller Indemnified Party (the "Indemnified Party") of any matter (a "Third Party Claim") which may reasonably give rise to a claim for indemnification against Seller or Buyer, respectively (the "Indemnifying Party"), pursuant to this
Article VIII, the Indemnified Party shall promptly (and in any event within ten
(10) Business Days after receiving notice of the Third Party Claim or the commencement of Litigation with respect thereto) notify the Indemnifying Party thereof in writing stating that the Third Party Claim may give rise to a claim for indemnification against the Indemnifying Party and specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (b) The Indemnifying Party will have the right at any time to assume the defense against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party and control the defense of such Third Party Claim so long as the Indemnifying Party conducts such defense actively and diligently.

          (c) From and after the date that the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with
Section 8.4(b), (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim (unless there are separate defenses available to the Indemnified Party that are reasonably likely to be asserted by the Indemnified Party, in which case such costs and expenses shall be borne by the Indemnifying Party); (B) the Indemnifying Party and the Indemnified Party shall cooperate with each other and their respective counsel in connection with the defense, negotiation or settlement of any such Third Party Claim, including providing access to any relevant books and records, properties and Representatives; provided, however, that the foregoing shall not require either Party to waive, or take any action which has the affect of waiving, its attorney-client privilege with respect thereto; (C) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party; and (D) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed).

          (d) In the event that the Indemnifying Party has not assumed the defense of the Third Party Claim after notice thereof within ninety (90) calendar days of the notice of to the Indemnifying Party of the Third Party Claim pursuant to this Section 8.4 (except to the extent that a shorter period of time (not to be less than the greater of (x) twenty
(20) Business Days after such notice or (y) five (5) Business Days after notice by the Indemnified Party to the Indemnifying Party that further delay would unreasonably prejudice the Indemnified Party) is required so as to not prejudice the Indemnified Party), (A) the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith); (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses) to the extent such costs are Damages for which the Indemnified Party is actually entitled to indemnification hereunder; and (C) the Indemnifying Party will remain responsible for any costs the Indemnified Party may incur resulting from the Third Party Claim to the extent such costs are Damages for which the Indemnified Party is actually entitled to indemnification hereunder.

     Section 8.5 Limitation on Indemnification; Calculation of Damages. Notwithstanding anything to the contrary set forth in this Article VIII:

          (a) No Buyer Indemnified Party or Seller Indemnified Party shall be entitled to recover from Seller or Buyer, respectively, for any claim for indemnity in respect of Damages arising under Section 8.2(a) (other than with respect to Sourced Engines Product Warranty Damages) or Section 8.3(a), respectively, unless and until, and then only to the extent that, the total of all such claims against Seller or Buyer, respectively, in respect of such Damages exceeds one million five hundred thousand United States Dollars ($1,500,000) (the "Basket"), and in such event only to the amount of such excess.

          (b) No Buyer Indemnified Party shall be entitled to recover from Seller for any claim for indemnity in respect of Damages arising under (x)
Section 8.2(g) or (y) solely with respect to Sourced Engines Product Warranty Damages, Section 8.2(a), in either case unless and until, and then only to the extent that, the total of all such claims against Seller in respect of such Damages exceeds two million two hundred thousand United States Dollars ($2,200,000) (the "Sourced Engines Special Basket"), and in such event (x) only to the amount of such excess for such aggregate Damages up to $2,000,000 in excess of the Sourced Engines Special Basket and (y) for aggregate Damages in excess of the sum of $2,000,000 plus the Sourced Engines Special Basket, only to the amount of fifty percent (50%) of such excess of such sum, except in either case as may be limited by Section 8.5(d).

          (c) No Buyer Indemnified Party or Seller Indemnified Party shall be entitled to recover from Seller or Buyer, respectively, or count toward the Basket, any claim for indemnity in respect of any individual Damage arising under Section 8.2(a) or Section 8.3(a), respectively, unless and until the claim (or series of related claims) against Seller or Buyer, respectively, in respect of such Damage exceeds fifty thousand United States Dollars ($50,000).

          (d) The Buyer Indemnified Parties and the Seller Indemnified Parties shall not be entitled to recover from Seller or Buyer, respectively, Damages arising under Section 8.2(a) or Section 8.2(g) or Section 8.3(a), respectively, greater than three million, eight hundred and twenty-five thousand United States Dollars ($3,825,000) in the aggregate (for avoidance of doubt, with respect to Buyer Indemnified Parties, to be determined when considering Damages arising under Section 8.2(a) or Section 8.2(g) on a combined basis).

          (e) No Indemnified Party shall be entitled to recover more than the full amount of any Damage under the provisions of this Agreement in respect of any such Damage.

          (f) The Buyer Indemnified Parties and the Seller Indemnified Parties shall not be entitled to recover from Seller or Buyer, respectively, Damages that are punitive Damages or consequential, exemplary or special Damages.

          (g) The Buyer Indemnified Parties shall not be entitled to recover from Seller Damages reflected as a current Liability on the Conclusive Net Working Capital Statement. This Section 8.5(g) shall not serve to limit the recovery of claims for indemnification for Sourced Engines Product Warranty Damages pursuant to Section 8.2(g).

          (h) The Buyer Indemnified Parties shall not be entitled to recover from Seller Damages arising out of any change in the use of an asset of the Companies or the operation of the Business following the Closing.

          (i) The Buyer Indemnified Parties and the Seller Indemnified Parties shall not be entitled to recover from Seller or Buyer, respectively, Damages arising under Section 8.2(b) or Section 8.3(b), respectively, that arise from the breach of a covenant in the case of a covenant to be performed on or prior to the Closing (other than Section 2.1), unless the claim for indemnity therefor has been delivered by the eighteen (18) month anniversary of the Closing Date.

          (j) The amount of any Damages for which indemnification is provided under this Article VIII shall be computed net of any third party insurance proceeds and recoveries in respect of third party indemnification obligations actually received by the Indemnified Party in connection with such Damages. Each Indemnified Party agrees to use its commercially reasonable efforts to obtain recovery in respect of any Damages from any third party insurance or third party indemnity which is available in respect of Damages. If an Indemnified Party receives such insurance proceeds or indemnification recoveries in connection with Damages for which it has been indemnified hereunder, the Indemnified Party shall refund to the Indemnifying Party the amount of such insurance proceeds or indemnification recoveries when received, up to the amount for which indemnification was paid hereunder.

          (k) Each Indemnified Party shall take all reasonable steps to mitigate any Damages in respect of which a claim could be made under this Article VIII.

          (l) The Buyer Indemnified Parties shall not be entitled to recover from Seller Damages with respect to any environmental investigation, monitoring, clean-up, containment, restoration, removal or other corrective or response action (each a "Response Action") unless such Response Action is required under applicable Environmental Health and/or Safety Requirements and then only to the extent such Response Action is reasonable, cost effective and employs and is in accordance with risk-based remedial standards and institutional controls to the extent allowed by Environmental Health and/or Safety Requirements, where such standards or controls would not unreasonably interfere with industrial use at the relevant property or facility.

Nothing in the foregoing sentence shall be construed as limiting the Buyer Indemnified Parties from recovering from Seller for Response Actions necessary to comply in a reasonably cost-effective manner with Environmental Health and/or Safety Requirements. Seller shall either, at Seller's option, perform or cause to be performed the Response Action, or shall authorize the Buyer Indemnified Parties to perform such Response Action. The Buyer Indemnified Parties shall provide Seller with reasonable access to the relevant property or facility for purposes of completing the Response Action and shall reasonably cooperate with Seller in connection therewith, provided that Seller shall undertake diligent efforts to prevent unreasonable interference with industrial operations upon the relevant property or facility in connection with the Response Action. Seller shall have no obligation to indemnify any of the Buyer Indemnified Parties with respect to any Response Action arising from (a) any conditions of contamination identified through any environmental sampling or analysis, or (b) any report to any governmental authority, in either case which is not required by Environmental Health and/or Safety Requirements.

          (m) The amount of any Damages for which indemnification is provided under this Article VIII shall be computed net of any Tax benefit of the Indemnified Party with respect to such indemnification based on the Indemnified Party's Tax Liability for the taxable year in which it accrues the indemnification payment, calculated on the basis of the facts and circumstances actually pertaining to the Indemnified Party.

          Section 8.6 Claims and Payment; Treatment of Payments. On each occasion that any Indemnified Party shall be entitled to indemnification under this Article VIII or Section 6.10(c), the Indemnifying Party shall, at each such time, promptly pay the amount of such indemnification following the receipt of notice of a claim therefor. All notices of claims for indemnification hereunder by any Indemnified Party shall be made with reasonable particularity (including the provisions hereunder on which such claim is based) and shall state the amount of Damages sought thereunder. Any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

          Section 8.7 Exclusive Remedy. From and after the Closing, other than in the event of fraud or as provided in Section 6.10(c), the remedies set forth in this Article VIII shall be the sole or exclusive remedy (including with respect to any Environmental Liabilities) of the Indemnified Parties for Damages arising out of a breach of any representations or warranties set forth in this Agreement or any other Related Agreement (other than the License Agreement, the Transition Services Agreement, the IP Assignment Agreement or any other Related Agreement arising under any of the foregoing) or otherwise with respect to the transactions contemplated by this Agreement.

                                   ARTICLE IX
                                   TERMINATION

     Section 9.1 Termination of Agreement. The Parties may terminate this Agreement at any time prior to the Closing as provided below:

          (a) Buyer and Seller may terminate this Agreement by mutual written consent;

          (b) Buyer may terminate this Agreement by giving written notice to
Seller:

               (i) if the Closing shall not have occurred prior to the date that is four (4) months from the date hereof (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to Buyer if its failure to fulfill any obligation under this Agreement (including its obligations set forth in Section 5.1) has been the cause of, or resulted in, the failure of the Closing to have occurred on or before the Outside Date; or

               (ii) if any event, circumstance, condition, fact or effect has occurred or exists which (A) would result in a failure of a condition to Buyer's obligations to consummate the transactions contemplated hereby set forth in
Section 7.1 (unless the failure results primarily from Buyer itself breaching any representation, warranty or covenant set forth in this Agreement), and (B) cannot reasonably be cured prior to the Outside Date; provided, however, that Buyer shall have given Seller written notice, delivered at least ten (10) Business Days prior to such termination stating its intention to terminate this Agreement pursuant to this Section 9.1(b)(ii) and the basis for such termination with reasonable particularity and provided Seller with the opportunity to cure any breach giving rise to the effects set forth in clauses (A) and (B) above during such time;

          (c) Seller may terminate this Agreement by giving written notice to
Buyer:

               (i) if the Closing shall not have occurred prior to the Outside Date; provided, however, that the right to terminate this Agreement under this
Section 9.1(c)(i) shall not be available to Seller if its failure to fulfill any obligation under this Agreement (including its obligations set forth in Section 5.1) has been the cause of, or resulted in, the failure of the Closing to have occurred on or before the Outside Date; or

               (ii) if any event, circumstance, condition, fact or effect has occurred or exists which (A) would result in a failure of a condition to Seller's obligations to consummate the transactions contemplated hereby set forth in Section 7.2 (unless the failure results primarily from Seller itself breaching any representation, warranty or covenant set forth in this Agreement), and (B) cannot reasonably be cured prior to the Outside Date; provided, however, that Seller shall have given Buyer written notice thereof, delivered at least ten (10) Business Days prior to such termination stating its intention to terminate this Agreement pursuant to this Section 9.1(c)(ii) and the basis for such termination with reasonable particularity and provided Buyer with the opportunity to cure any breach giving rise to the effects set forth in clauses
(A) and (B) above during such time.

     Section 9.2 Effect of Termination. If either Party terminates this Agreement pursuant to Section 9.1, all rights and obligations of the Parties hereunder shall terminate upon such termination and shall become null and void (except that Article I, Section 5.5, Section 5.7(c), Section 6.13, Article X and this Section 9.2 shall survive any such termination) and no Party shall have any Liability to the other Party hereunder; provided, however, that nothing in this


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

Section 9.2 shall relieve either Party from Liability for any willful breach occurring prior to any such termination of any of the representations and warranties or covenants set forth in this Agreement.

                                    ARTICLE X
                                  MISCELLANEOUS

     Section 10.1 Expenses. Except as expressly set forth herein, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. For avoidance of doubt, the letter agreement, dated September 13, 2007, by and between Seller and Platinum Equity shall be of no further force and effect as of the execution and delivery of this Agreement and no amounts shall be or become payable to Platinum Equity or any of its Representatives thereunder.

     Section 10.2 Entire Agreement. This Agreement, the other Related Agreements and the Confidentiality Agreement constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations (whether written or oral) by or between the Parties, written or oral, with respect to the subject matter hereof. For avoidance of doubt, the letter agreement, dated October 13, 2007 and as extended on October 20, 2007, by and between Seller and Platinum Equity shall be of no further force and effect as of the execution and delivery of this Agreement.

     Section 10.3 Incorporation of Annexes, Exhibits and Disclosure Schedules. The Annexes and Exhibits to this Agreement and the Disclosure Schedule are incorporated herein by reference and made a part hereof.

     Section 10.4 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party except as expressly provided herein. No waiver of any breach of this Agreement shall be construed as an implied amendment or agreement to amend or modify any provision of this Agreement. No waiver by either Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. No conditions, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of this Section 10.4 except as expressly provided herein. Except where a specific period for action or inaction is provided herein, no delay on the part of either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

     Section 10.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, except that Buyer may (provided that it remains liable for its obligations hereunder) assign its rights hereunder (i) to any of its


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

Affiliates, (ii) from and after the Closing, to any successor to the Business, and (iii) to any of its lenders for security purposes.

     Section 10.6 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing except as expressly provided herein. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient; (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (iii) upon receipt of confirmation of receipt if sent by facsimile transmission; or (iv) three (3) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

     If to Seller:   Tecumseh Products Company
                     100 East Patterson Street
                     Tecumseh, Michigan  49286
                     Attention: Daryl P. McDonald, Esq.
                     Facsimile: (517) 423-8839

                     with a copy (which shall not constitute notice to Seller) to:

                     Kirkland & Ellis LLP
                     Citigroup Center
                     153 East 53rd Street
                     New York, New York 10022
                     Attention: Thomas W. Christopher, Esq.
                                William B. Sorabella, Esq.
                     Facsimile: (212) 446-6460

     If to Buyer:    Snowstorm Acquisition Corporation
                     c/o Platinum Equity Advisors, LLC
                     360 North Crescent Drive, South Building
                     Beverly Hills, California 90210
                     Attention: Eva M. Kalawski, Esq.
                     Facsimile: (310) 712-1863

                     with a copy (which shall not constitute notice to Buyer) to:

                     Paul, Hastings, Janofsky & Walker LLP
                     515 South Flower Street, 25th Floor
                     Los Angeles, California 90071
                     Attention: Robert A. Miller, Jr., Esq.
                     Facsimile: (213) 627-0705

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner set forth in this Section 10.6.


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     Section 10.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND
CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

     Section 10.8 Submission to Jurisdiction; Service of Process. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in New Castle County, Delaware in any Litigation arising out of or relating to this Agreement or any other Related Agreement and agrees that all claims in respect of such Litigation may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement or any other Related Agreement in any other court. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any Litigation so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.6; provided, however, that nothing in this Section 10.8 shall affect the right of either Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any Litigation so brought shall be conclusive and may be enforced by Litigation or in any other manner provided by law or in equity. The Parties intend that all foreign jurisdictions will enforce any Decree of any state or federal court sitting in New Castle County, Delaware in any Litigation arising out of or relating to this Agreement or any other Related Agreement.

     Section 10.9 Waivers of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 10.10 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached, so that, in addition to any other remedy that a Party may have under law or equity, a Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.

     Section 10.11 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.


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     Section 10.12 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     Section 10.13 Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

     Section 10.14 Disclosure Schedule. All capitalized terms not defined in the Disclosure Schedule shall have the meanings ascribed to them in this Agreement. Buyer shall not be entitled to claim that any fact or combination of facts or circumstance constitutes a breach of any of the representations, warranties or covenants contained in this Agreement if and to the extent that such fact or combination of facts or circumstance has been disclosed in any section of the Disclosure Schedule in a manner sufficient to put a reasonable person on notice of the relevance of the fact or combination of facts or circumstance so disclosed. The inclusion of any item in any section of the Disclosure Schedule
(i) does not constitute an admission by Seller, or to otherwise imply, that any such matter is material, is required to be disclosed under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement and (ii) does not represent a determination by Seller that such item did not arise in the Ordinary Course of Business. In no event shall any matter in the Disclosure Schedule be deemed or interpreted to expand the scope of the Seller's representations, warranties and/or covenants set forth in this Agreement or any condition to the obligations of either Party to consummate any transaction contemplated hereby. No disclosure in the Disclosure Schedule of a possible breach or violation of any Contract or law shall be construed as a representation or admission that such breach or violation has occurred or exists. The information and disclosures contained in each section of the Disclosure Schedule (but not in the agreements or other documents listed or described on the Disclosure Schedules, or incorporated by reference therein, unless further information upon which relevance can be determined is provided) shall be deemed to be disclosed and incorporated by reference in each other section of the Disclosure Schedule to which the applicability of such disclosure is reasonably apparent as though fully set forth in such other section. All attachments to the Disclosure Schedule are incorporated by reference into the Disclosure Schedule. The information contained in the Disclosure Schedule is in all events provided to Buyer subject to the Confidentiality Agreement.

     Section 10.15 Headings; Table of Contents. The section headings and the table of contents contained in this Agreement and the Disclosure Schedule are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 10.16 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies, each of which shall be deemed an original.

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     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                        TECUMSEH PRODUCTS COMPANY


                                        By: /s/ James Bonsall
                                        Name: James Bonsall
                                        Title: Executive Vice President
                                               Tecumseh Products Co.


                                        SNOWSTORM ACQUISITION CORPORATION


                                        By: /s/ Eva M. Kalawski
                                        Name: Eva M. Kalawski
                                        Title: Vice President & Secretary
                                               Snowstorm Acquisition